United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(A) of

the Securities Exchange Act of 1934

Filed by the registrant ☒   Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

PUBLIC STORAGE

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

TO THE SHAREHOLDERS OF

PUBLIC STORAGE

Dear Public Storage Shareholder:

On behalf of the Board of Trustees of Public Storage, I am pleased to invite you to attend our 2010 Annual Meeting of Shareholders to be held on Thursday, May 6, 2010 at 1:00 p.m., local time, at the Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California. The formal business to be conducted at the meeting is described in the accompanying notice of annual meeting and proxy statement.

This year, we are again pleased to offer shareholders the ability to receive proxy materials over the Internet. As a result, we are mailing many of our shareholders a notice instead of a paper copy of our proxy statement and Annual Report. The notice will contain instructions on how to access these documents over the Internet or to obtain paper copies of the proxy materials. We believe this process conserves natural resources and reduces our costs for printing and mailing these materials.

Your vote is important. To ensure that your vote is recorded, please vote as soon as possible, whether or not you plan to attend in person. You may vote your shares over the Internet or by telephone or, if you elected to receive paper copies by mail, you may vote by mail by following the instructions on the proxy card or the voting instruction card. If you attend the meeting, you may withdraw your proxy at the meeting and vote your shares in person from the floor.

We appreciate your investment in Public Storage and look forward to seeing you at our 2010 Annual Meeting.

Sincerely,

Ronald L. Havner, Jr.
President and Chief Executive Officer

PUBLIC STORAGE

701 Western Avenue

Glendale, California 91201-2349

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

Please take notice that the 2010 Annual Meeting of Shareholders of Public Storage, a Maryland real estate investment trust, will be held at the time and place and for the purposes indicated below.

Time and Date:	1:00 p.m., local time, on May 6, 2010.

Place:	The Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California.

Items of Business:	1. To elect thirteen trustees from the nominees named in the attached proxy statement to serve until the 2011 Annual Meeting of Shareholders and until their successors are elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as Public Storage’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. To consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote at the meeting if you were a shareholder of record at the close of business on March 10, 2010 of Public Storage common shares of beneficial interest.

Voting:	Your vote is very important. To ensure your representation at the meeting, whether or not you plan to attend, please vote your shares as soon as possible. You may vote your shares by telephone or over the Internet. If you received a paper copy of a proxy or voting instruction card for the annual meeting, you may vote by completing, signing, dating and returning your proxy or voting instruction card in the postage-prepaid envelope provided. You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement beginning on page 3. Additional information on how to vote your shares is provided beginning at page 2.

By Order of the Board of Trustees

Stephanie G. Heim, Secretary

Glendale, California

March 26, 2010

PUBLIC STORAGE

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 6, 2010

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by the Board of Trustees of Public Storage of proxies to be voted at our 2010 Annual Meeting, and at any adjournment or postponement of the meeting. The proxies will be used at our annual meeting to be held on May 6, 2010 beginning at 1:00 p.m. at the Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote, and describes voting procedures. This notice of annual meeting and proxy statement is first being distributed and made available to shareholders on or about March 26, 2010 to holders of our common shares of beneficial interest.

We use several abbreviations in this proxy statement. We refer to Public Storage as “Public Storage”, “we”, “us,” “our” or “the company,” unless the context indicates otherwise. We call our Board of Trustees the “Board.” We refer to our common shares of beneficial interest as our “common shares”.

Purposes of the Meeting:

•	To elect thirteen trustees from the nominees named in this proxy statement to the Board of Public Storage;

•	To ratify the appointment of Ernst & Young LLP as Public Storage’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	To consider any other appropriate matters properly brought before the meeting or any adjournment or postponement of the meeting.

Recommendations of the Board of Trustees

The Board recommends that you vote:

•	FOR the election of the thirteen nominees for trustee identified in Proposal 1; and

•	FOR ratification of the appointment of Ernst & Young LLP as Public Storage’s independent registered public accountants for fiscal year 2010.

Who May Attend the Meeting and Vote:

Only shareholders of record of Public Storage common shares outstanding at the close of business on the record date of March 10, 2010 will be entitled to receive notice of and to vote at the meeting, or at any adjournment or postponement of the meeting. On the record date, Public Storage had issued and outstanding approximately 169,670,138 common shares.

If your shares are held in the name of a bank, broker, trustee or other nominee and you plan to attend our annual meeting, you will need to bring proof of ownership, such as a recent bank or brokerage account statement.

Internet Availability of Proxy Materials

Notice of Internet availability of the proxy materials. We are again pleased to provide our proxy materials over the Internet under the rules of the U.S. Securities and Exchange Commission (“SEC”). As a result, we are mailing to many of our shareholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice.

Multiple notices about the Internet availability of the proxy materials or paper copies of the proxy materials. You may receive more than one notice or more than one paper copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice or a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one notice or more than one proxy card. To ensure all your shares are voted, please follow the instructions provided in each notice, proxy card or voting instruction card that you receive.

Voting Your Shares at the Annual Meeting

Voting shares in person at the annual meeting. Shares held in your name as the shareholder of record may be voted in person at the annual meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the annual meeting only if you obtain a legal proxy from the bank, broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting shares without attending the annual meeting. Whether you hold shares directly as the shareholder of record or through a bank, broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the annual meeting. There are three ways to vote by proxy:

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By Internet – Shareholders who have received a notice about the Internet availability of the proxy materials may submit proxies over the Internet by following the instructions on the notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

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By Telephone – Shareholders who have received a notice about the Internet availability of the proxy materials and who live in the United States or Canada may submit proxies by telephone by calling the telephone number indicated in the notice and following the instructions. These shareholders will need to have the control number that appears on their notice available when voting. Shareholders who have received a paper copy of a proxy card or a voting instruction card by mail may submit proxies by telephone by calling the number on the card and following the instructions. These shareholders will need to have the control number that appears on their card available when voting.

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By Mail – Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed postage-prepaid envelope.

If additional matters are presented at the annual meeting. Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Ronald L. Havner, Jr. and Stephanie G. Heim, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for trustee, the persons named as proxy holders will vote any shares represented by your proxy for such other candidate or candidates as may be nominated by the Board.

Inspector of elections. The inspector of elections will be a representative from our transfer agent, Computershare Trust Company, N.A.

Special Voting Procedures for Public Storage 401(k)/Profit Sharing Plan Participants. If you hold your shares as a participant in the PS 401(k)/Profit Sharing Plan, your proxy will serve as a voting instruction for the trustee of the plan with respect to the amount of common shares credited to your account as of the record date. If you provide voting instructions via your proxy/instruction card with respect to your shares held in the plan, the trustee will vote those common shares in the manner specified. The trustee will vote any shares for which it does not receive instructions in the same proportion as the shares for which voting instructions have been received, unless the trustee is required by law to exercise its discretion in voting such shares. To allow sufficient time for the trustee to vote your shares, the trustee must receive your voting instructions by 9:00 a.m., Central time on May 4, 2010.

Voting Mechanics. If you grant a proxy and do not revoke it before the applicable voting deadline, the persons designated as proxies will vote the common shares represented thereby, if any, in the manner specified. If you grant a proxy but do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy/voting instruction card will be voted “For” the election of the Board’s nominees for trustee, “For” the ratification of Ernst & Young as our independent registered public accounting firm for 2010 and in the discretion of the proxy holders on any other matter that may properly come before the meeting. The persons designated as proxies reserve full discretion to cast votes for other persons if any of the nominees for trustee become unavailable to serve and to cumulate votes selectively among the nominees as to which authority to vote has not been withheld.

Changing Your Vote. You may change your vote before the vote at the annual meeting, in accordance with the following procedures. Any change to your voting instructions for the Public Storage 401(k) Plan must be provided by 9:00 a.m., Central time, on May 4, 2010. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Corporate Secretary at Public Storage, 701 Western Avenue, Glendale, CA 91201-2349, prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a bank, broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee by 11:00 p.m. Pacific time on May 5, 2010, or, if you have obtained a legal proxy from your bank, broker, trustee or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Quorum

The presence at the meeting in person or by proxy of the holders of a majority of the voting power represented by the outstanding common shares will constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted for purposes of whether a quorum exists.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If the shareholders present or represented by proxy at the meeting constitute holders of less than a majority of the shares entitled to vote, our meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Voting Rights

With respect to the election of trustees, each holder of common shares on the record date is entitled to cast as many votes as there are trustees to be elected multiplied by the number of shares registered in the holder’s name on the record date.

You may cumulate votes for trustees by casting all of your votes for one candidate or by distributing your votes among as many candidates as you choose. However, no shareholder shall be entitled to cumulate votes for any candidate unless the candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the annual meeting prior to the voting of the intention to cumulate the shareholder’s votes. If you vote by proxy card or voting instruction card and sign your card with no further instructions, Ronald L. Havner, Jr. and Stephanie G. Heim, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting. Cumulative voting applies only to the election of trustees. With respect to all other matters, shareholders can cast one vote for each common share registered in their name on March 10, 2010, the record date of the annual meeting.

Required Vote

Election of Trustees: The thirteen candidates who receive the most votes will be elected trustees of Public Storage. Common shares not voted (whether by abstention or otherwise) will not affect the vote.

Ratification of Independent Registered Public Accountants: This proposal requires the affirmative vote of at least a majority of the votes cast at the meeting by the holders of Public Storage common shares. Any Public Storage shares not voted (whether by abstention or otherwise) will not affect the vote.

Proxy Solicitation Costs

We will pay the cost of soliciting proxies. In addition to solicitation by mail, certain trustees, officers and regular employees of the company and its affiliates may solicit the return of proxies by telephone, personal interview or otherwise. We may also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation materials to such beneficial owners. The Altman Group, New York, New York may be retained to assist us in the solicitation of proxies, for which they would receive an estimated fee of $1,225 together with normal and customary expenses.

Public Storage’s transfer agent. Please contact Public Storage’s transfer agent, at the phone number or address listed below, with questions concerning share certificates, dividend checks, transfer of ownership or other matters pertaining to your share account:

Computershare Trust Company, N.A. Shareholder Services 250 Royall Street Canton, Massachusetts 02021 (781) 575-3120

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Membership and Leadership

As of the date of this proxy statement, our Board has thirteen trustees. As discussed below, nine of our trustees are independent in accordance with the rules of the New York Stock Exchange and the company’s Corporate Governance Guidelines. We have separate individuals serving as Chairman of the Board and as Chief Executive Officer. B. Wayne Hughes, founder of our company, has served as Chairman of the Board since 1991. The Hughes family collectively, including Mr. Hughes, is our largest shareholder. Mr. Hughes’ role as Chairman facilitates his ongoing involvement with the business he helped found, and his in-depth knowledge of the self-storage business and the company benefits the board. Mr. Havner serves as Chief Executive Officer and is responsible for the management and growth of the business. Although we do not have a policy against one individual holding the position of Chairman and Chief Executive Officer, we believe the current arrangement works well in our present circumstances as it enables us to facilitate the involvement of our founder and largest shareholder group in board decisions while our chief executive officer provides the perspective of current management to the board.

The Board also has established a position of independent presiding trustee to provide for a leadership role on the Board. The independent trustee presides at meetings of all non-management trustees in executive session without the presence of management. These meetings are held on a regular basis, generally following each regularly scheduled Board meeting and at the request of any non-management trustee. In addition, the independent trustees meet separately at least once annually. The sessions are designed to encourage open board discussion of any matter of interest without the chief executive officer or any other members of management present. The sessions are chaired by the independent presiding trustee. During 2009 and until the 2010 Annual Meeting, John T. Evans has been selected to serve as the presiding trustee for the executive sessions of the non-management trustees and the independent trustees. Following the 2010 Annual Meeting, a successor presiding trustee will be selected at the May 2010 Board meeting to serve for a two-year term until the 2012 Annual Meeting.

Board Responsibilities and Oversight of Risk Management

In connection with its oversight of risk to our business, the Board regularly considers management presentations on the company’s operations and strategies and considers related risks to our business. As part of the Board’s consideration, the Board and management actively engage in discussions of potential and perceived risks to the business. The Board routinely meets with the chief executive officer, the chief financial officer and other company officers as appropriate in the Board’s consideration of matters submitted for Board approval and risks associated with such matters.

In addition, the Board is assisted in its oversight responsibilities by the standing Board committees, which have assigned areas of oversight responsibility for various matters as described in the Committee charters and as provided in New York Stock Exchange Rules. For example, our Audit Committee assists the Board’s oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. Pursuant to its charter the Audit Committee also considers our policies with respect to risk assessment and risk management. The Compensation Committee oversees the compensation of our chief executive officer and other executive officers and evaluates the appropriate compensation incentives to motivate senior management to grow long-term shareholder returns without undue risk taking.

The Board and the Board committees hear reports from the members of management responsible for the matters considered to enable the Board and each committee to understand and discuss risk identification and risk management. The chairman of each of the Board’s standing committees reports on the discussion to the full Board at the next Board meeting. All trustees have access to members of management in the event a trustee wishes to follow up on items discussed outside the Board meeting.

With respect to consideration of risks related to compensation, management also reviewed potential risks related to compensation policies and practices applicable to all employees and has concluded that they are not reasonably likely to have a material adverse effect on our company. Management considered that the Board and management do not establish any earnings targets for cash bonus awards and management does not give earnings guidance and historically has maintained a very conservative financial profile, which discourages management from taking risks to achieve quarterly or annual earnings. The company is funded primarily with perpetual preferred and common shares and retained earnings rather than debt so management is able to focus on the business operations. All property acquisitions are approved by the Board after discussion with management, which facilitates Board oversight of management’s plans to grow the business. In addition, financial targets for bonuses typically involve several different metrics, which discourages employees from focusing on a particular financial metric to the detriment of others or of the business as a whole. Final approval of incentive compensation for all employees other than executive officers is made by our chief executive officer and our senior vice president for human resources so there is a comprehensive understanding of the inter-relationship of all incentive programs. The reviewing senior executives have the discretion to reduce recommended awards for any reason, including if they determine the performance was not in the company’s long-term interests. All our equity awards to employees vest over an extended period of time, typically five years for stock options and eight years for restricted share unit awards, which helps to align our employees’ focus on long-term results. As a result, we believe there is little motivation or opportunity for employees to take undue risks to achieve an incentive compensation award. Our review concluded that employees who are eligible for incentive compensation are properly incentivized to achieve long-term company goals without creating undue risks for the company. Our chief executive officer and senior vice president for human resources reviewed and discussed the results of management’s compensation risk assessment with the Compensation Committee.

Board Meetings

The Board meets at regularly scheduled intervals and may hold additional special meetings as necessary or desirable in furtherance of its oversight responsibilities. As described above, the non-management trustees generally meet in executive session without the presence of management following each regularly scheduled board meeting. During 2009, the Board of Trustees held five meetings. During 2009, each trustee elected to the Board at the 2009 Annual Meeting attended at least 75% of the meetings held by the Board of Trustees or, if a member of a committee of the Board of Trustees, 75% of the meetings held by both the Board of Trustees and all committees of the Board of Trustees on which the trustee served. Trustees are encouraged to attend the annual meeting of shareholders. All continuing trustees attended the 2009 annual meeting of shareholders.

Board Orientation and Education

Each new trustee participates in an orientation program and receives material and briefings concerning our business, industry, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management, and the opportunity to attend external Board education programs. In addition, the company provides membership in the National Association of Corporate Directors to all Board members.

Committees of the Board of Trustees

Our Board has three standing committees: (1) the Audit Committee; (2) the Nominating/Corporate Governance Committee; and (3) the Compensation Committee. In addition, the Board may appoint special committees to consider various matters. During 2009, the Audit Committee held four meetings, the Nominating/Corporate Governance Committee held four meetings, and the Compensation Committee held two meetings. Each of the standing committees operates pursuant to a written charter. The charters for the Audit, Nominating/Corporate Governance and Compensation Committees can be viewed at our website at www.publicstorage.com/Corporateinformation/CorpGovernance.aspx and will be provided in print to any shareholder who requests a copy by writing to the Corporate Secretary. All members of the committees are independent trustees under the rules of the New York Stock Exchange. In addition, all members of our Audit Committee are independent trustees under the SEC rules for Audit Committees.

In addition to our standing committees, our Board may establish special committees to consider various matters that arise outside the ordinary course of business. The Board sets fees for members of the special committees as the Board deems appropriate in light of the amount of additional responsibility special committee membership may entail.

Our three standing committees are described below and the committee members are identified in the following table:

Trustee	Audit Committee	Nominating/Corporate Governance Committee	Compensation Committee
Dann V. Angeloff	X	X(Chairman)
William C. Baker	X	X
John T. Evans		X	X
Uri P. Harkham			X
Harvey Lenkin	X	X
Gary E. Pruitt	X (Chairman)		X
Daniel C. Staton	X		X (Chairman)
Number of meetings in 2009	4	4	2

Audit Committee

The primary functions of the Audit Committee are set forth in its charter and are to assist the Board in fulfilling its responsibilities for oversight of (1) the integrity of the company’s financial statements, (2) compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of the independent registered public accounting firm, and (4) the scope and results of internal audits, the company’s internal controls over financial reporting and the performance of the company’s internal audit function. Among other things, the Audit Committee appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; approves all other services and fees performed by the independent registered public accounting firm; prepares the Audit Committee report for inclusion in the annual proxy statement; and annually reviews its charter and performance.

The Audit Committee is comprised of five trustees, Gary E. Pruitt (Chairman), Dann V. Angeloff, William C. Baker, Harvey Lenkin and Daniel C. Staton. The Board of Trustees has determined that each member of the Audit Committee meets the financial literacy and independence standards of the New York Stock Exchange rules. The Board has also determined that Gary E. Pruitt and Daniel C. Staton each qualify as an audit committee financial expert within the meaning of the rules of the SEC and the New York Stock Exchange.

Compensation Committee

The primary functions of the Compensation Committee, as set forth in its charter, are to (1) determine, either as a committee or together with other independent trustees, the compensation of the company’s chief executive officer, (2) determine the compensation of other executive officers, (3) administer the company’s stock option and incentive plans, (4) review and discuss with management the Compensation Discussion and Analysis (CD&A) to be included in the proxy statement and to recommend to the Board inclusion of the CD&A in the company’s Form 10-K and proxy statement, (5) provide a description of the processes and procedures for the consideration and determination of executive compensation for inclusion in the company’s annual proxy statement, (6) produce the Compensation Committee Report for inclusion in the annual proxy statement, and (7) evaluate its performance annually.

In early 2010, the Compensation Committee also met with management to discuss management’s review of the company’s compensation policies and practices for all employees and its conclusions that these policies and practices do not encourage risks that are reasonably likely to have a material adverse effect on the company.

During 2009, the Compensation Committee made all compensation decisions for our executive officers, including the named executive officers set forth in the Summary Compensation Table below. Pursuant to its charter, the Committee has the authority to delegate any of its authority or responsibilities to individual members of the Committee or a subcommittee of the Committee. However, the Committee did not delegate any of its responsibilities during 2009. Pursuant to its charter, the Compensation Committee has the sole authority to retain outside compensation consultants for advice, but historically, including for 2009, has not done so, relying instead on surveys of publicly available information for information about senior executive compensation at similar companies. For a discussion of the Committee’s use of survey information, as well as the role of Mr. Havner, our chief executive officer, in determining or recommending the amount of compensation paid to our Named Executive Officers in 2009, see the CD&A below.

The Compensation Committee is comprised of four trustees: Daniel C. Staton (Chairman), John T. Evans, Uri P. Harkham and Gary E. Pruitt. The Board of Trustees has determined that each member of the Compensation Committee is independent under the rules of the New York Stock Exchange.

Nominating/Corporate Governance Committee

The primary functions of the Nominating/Corporate Governance Committee as set forth in its charter are (1) to identify, evaluate and make recommendations to the Board for trustee nominees for each annual shareholder meeting or to fill any vacancy on the Board, (2) to develop and review and assess the adequacy of the Board’s Guidelines on Corporate Governance on an ongoing basis and recommend any changes to those guidelines to the Board, and (3) to oversee the annual Board assessment of Board performance. Other duties and responsibilities include periodically reviewing the structure, size, composition and operation of the Board and each Board committee, recommending assignments of trustees to Board committees, conducting a preliminary review of trustee independence, periodically evaluating trustee compensation and recommending any changes in trustee compensation to the Board, overseeing trustee orientation and annually evaluating its charter and performance.

The Nominating/Corporate Governance Committee is comprised of four trustees, Dann V. Angeloff (Chairman), William C. Baker, John T. Evans and Harvey Lenkin. The Board of Trustees has determined that each member of the Nominating/Corporate Governance Committee is independent under the rules of the New York Stock Exchange.

Trustee Independence

The Board evaluates the independence of each trustee annually based on information supplied by trustees and the company, and on the recommendations of the Nominating/Corporate Governance Committee. In making its determinations, the Board also considers the standards for independence set forth in the requirements of the New York Stock Exchange rules. A trustee qualifies as independent unless the Board determines that the director has a material relationship with Public Storage, based on all relevant facts and circumstances, subject to the provisions of Section 303A.02(b) of the New York Stock Exchange Listed Company Manual. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships. Section 303A.02(b) provides that a trustee is not independent if:

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The trustee is, or has been within the last three years, an employee of Public Storage, or an immediate family member is, or has been within the last three years, an executive officer, of Public Storage.

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The trustee is, or has been within the last three years, an employee of Public Storage, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Public Storage, other than trustee and committee

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(1) The trustee is a current partner or employee of a firm that is Public Storage’s external auditor (currently Ernst & Young LLP); (2) the trustee has an immediate family member who is a current partner of such firm; (3) the trustee has an immediate family member who is a current employee of such firm and personally works on Public Storage’s audit; or (4) the trustee or an immediate family member was within the last three years a partner or employee of such firm and personally worked on Public Storage’s audit within that time.

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The trustee or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Public Storage’s present executive officers at the same time serves or served on that company’s compensation committee.

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The trustee is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Public Storage for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The Nominating/Corporate Governance Committee annually reviews trustees responses to a questionnaire asking about their relationships with the company (and those of immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships or arrangements between the company and trustees and their immediate families. Based on its review in February 2010, the Nominating/Corporate Governance Committee recommended to the Board and the Board determined that (1) each member of the Board, other than B. Wayne Hughes, Tamara Hughes Gustavson, B. Wayne Hughes, Jr. and Ronald L. Havner, Jr., and (2) each member of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee has no material relationship with the company and does not have any of the relationships deemed inconsistent with a trustee’s independence under Section 303A.02(b) of the New York Stock Exchange requirements.

As part of its review and determination, the Nominating/Corporate Governance Committee and the Board considered Dann V. Angeloff’s relationships with the company. Mr. Angeloff is the general partner of a limited partnership formed in 1973 that owns a mini-warehouse operated by the company. Based on the size of Mr. Angeloff’s interest in the partnership (20%) and the amount of property management fees paid by the limited partnership to the company (approximately $71,000 in 2009), the Board determined that Mr. Angeloff’s relationships with the company are not material and that he qualified as independent under the rules of the New York Stock Exchange.

With respect to Harvey Lenkin, the Nominating/Corporate Governance Committee and the Board considered that he had been retired from Public Storage for more than three years and had no other business relationships with the company other than as a trustee of Public Storage and as a director of its affiliate, PS Business Parks, Inc. The Board determined that these relationships were not material for purposes of his independence from Public Storage management and that Mr. Lenkin qualified as independent under the rules of the New York Stock Exchange.

Compensation of Trustees

General Compensation Arrangements. Compensation for non-management trustees who are not officers or employees of Public Storage or an affiliate (currently, all trustees other than B. Wayne Hughes and Ronald L. Havner, Jr.) is set by the Board after consideration of the recommendations of the Nominating/Corporate Governance Committee. The Board has approved the mix of cash and equity compensation described below.

Retainers. Retainers are paid in cash quarterly and are pro-rated when a trustee joins the Board other than at the beginning of a calendar year. During 2009, non-management trustees were entitled to receive the following annual retainers for Board service:

Annual Retainer
Board member	$40,000
Audit Committee chair’s supplemental retainer	$10,000
Other standing committee chairs’ supplemental retainer	$5,000
Committee member	$7,500

In addition, during 2009, the Board appointed a special committee of four independent trustees to consider certain matters. At the conclusion of the special committee’s activities, the chairman of the special committee received a fee of $25,000 and each other member received a fee of $10,000 for committee service.

Equity Awards. Each new non-management trustee is, upon the date of his or her initial election by the Board or the shareholders to serve as a trustee, granted a non-qualified option to purchase 15,000 common shares, which vests in equal installments over three years based on continued service.

During 2009, each non-management trustee elected to the Board at the annual meeting received an annual grant of a non-qualified stock option to acquire 5,000 common shares, which vests in three equal annual installments based on continued service. The annual grants were made immediately following the annual meeting of shareholders at the closing price for the company’s common shares on the New York Stock Exchange on such date.

Consulting Arrangement. Pursuant to a consulting arrangement approved by the Compensation Committee and by the disinterested trustees in March 2004, B. Wayne Hughes, Chairman of the Board and former Chief Executive Officer, (1) agreed to be available for up to 50 partial days a year for consulting services, (2) receives compensation of $60,000 per year and, if requested, the use of a company car, and (3) is provided with the services of an executive assistant and office at the company’s headquarters. The consulting arrangement expires on December 31, 2013.

The table on the following page presents the compensation provided by the company to our non-management trustees for the fiscal year ended December 31, 2009.

Trustee Compensation in Fiscal 2009

Name (a)	Fees Earned or Paid in Cash ($)	Option Awards ($) (d)(e)	All Other Compensation ($)	Total ($)
Dann V. Angeloff	$62,159	$18,400	0	$80,559
William C. Baker	$62,375	$18,400	0	$80,775
John T. Evans	$80,000	$18,400	0	$98,400
Tamara Hughes Gustavson	$40,000	$18,400	0	$58,400
Uri P. Harkham	$47,500	$18,400	0	$65,900
Ronald L. Havner, Jr. (b)	NA	NA	NA	NA
B. Wayne Hughes (c)	NA	NA	$60,000	$60,000
B. Wayne Hughes, Jr.	$40,000	$18,400	0	$58,400
Harvey Lenkin	$59,750	$18,400	0	$78,150
Gary E. Pruitt	$80,050	$18,400	0	$98,450
Daniel C. Staton	$71,365	$18,400	0	$89,765

(a)	As noted below, Avedick B. Poladian and Ronald P. Spogli were appointed to the Board in February 2010, and as a result, did not receive any compensation as trustees for 2009 and do not appear in the table above.
(b)	Ronald L. Havner, Jr., our Vice Chairman, Chief Executive Officer and President, does not receive any compensation for his service as a trustee. Mr. Havner’s compensation as Chief Executive Officer and President of Public Storage is described beginning on page 24.
(c)	B. Wayne Hughes received $60,000 as compensation for consulting services during 2009 pursuant to the consulting agreement with Public Storage described above. Although Mr. Hughes is also entitled to use a company- leased car under his agreement, he elected not to do so for 2009.
(d)	Reflects the fair value of the grant on May 7, 2009 of a stock option to acquire 5,000 shares of the common stock computed in accordance with FASB ASC Topic 718.
(e)	As of December 31, 2009, each non-management trustee had the following number of options outstanding: Dann V. Angeloff: 22,500, of which 16,665 are fully vested and exercisable; William C. Baker: 27,500, of which 21,665 are fully vested and exercisable; John T. Evans: 23,745, of which 18,327 are fully vested and exercisable; Tamara Hughes Gustavson: 20,000, of which 6,666 are fully vested and exercisable; Uri P. Harkham: 20,000, of which 14,165 are fully vested and exercisable; B. Wayne Hughes, Jr.: 17,500, of which 11,665 are fully vested and exercisable; Harvey Lenkin: 17,500, of which 11,665 are fully vested and exercisable; Gary E. Pruitt: 43,120, of which 37,285 are fully vested and exercisable; Daniel C. Staton: 26,667, of which 20,832 are fully vested and exercisable. Mr. Havner had 660,150 of which 499,149 are fully vested and exercisable. Mr. Havner’s options were granted to him in his capacity as a senior executive of Public Storage.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Daniel C. Staton (Chairman), John T. Evans, Uri P. Harkham and Gary E. Pruitt, none of whom has ever been an employee of the company. No member of the committee had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of Public Storage served on the Compensation Committee or Board of Trustees of any other entity which has an executive officer who also served on the Compensation Committee or Board of Trustees of Public Storage at any time during 2009.

Messrs. Hughes, Havner, Lenkin and Hughes, Jr. and Ms. Gustavson are present or former officers of Public Storage and are members of the Board of Trustees.

Consideration of Candidates for Trustee

Shareholder Recommendations. The policy of the Nominating/Corporate Governance Committee is to consider properly submitted shareholder recommendations of candidates for membership on the Board of Trustees as described below under “Identifying and Evaluating Nominees for Trustees.” Under this policy, shareholder recommendations may only be submitted by shareholders who would be entitled to submit shareholder proposals under the SEC rules. In evaluating recommendations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Trustee Qualifications.” Any shareholder recommendations proposed for consideration by the Nominating/Corporate Governance Committee should include the candidate’s name and qualifications for Board membership, including the information required under Regulation 14A under the Securities and Exchange Act of 1934, and should be addressed to: Stephanie Heim, Corporate Secretary, Public Storage, 701 Western Avenue, Glendale, California 91201.

Deadline to Propose or Nominate Individuals to Serve as Trustees. A shareholder may send a proposed trustee candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the Nominating/Corporate Governance Committee meeting prior to the annual meeting.

To nominate an individual for election at the 2011 annual shareholder meeting, the shareholder must give timely notice to the Corporate Secretary in accordance with Public Storage’s Bylaws, which, in general, require that the notice be received by the Corporate Secretary between the close of business on November 26, 2010 and the close of business on December 26, 2010, unless the date of the 2011 proxy statement is moved by more than 30 days before or after the anniversary of the date of this proxy statement, in which case the nomination must be received not earlier than the 120th day and not later than the 90th day prior to the mailing of the notice for such meeting or the tenth day following the date we announce publicly the date for our 2011 proxy statement.

Trustee Qualifications. Members of the Board should have high professional and personal ethics and values. They should have broad experience at the policy-making level in business or other relevant experience. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all trustee duties. Each trustee must represent the interests of all shareholders. In general, the Board seeks to add trustees who meet the independence requirements of the New York Stock Exchange rules. In addition, trustee candidates must submit a completed trustee questionnaire concerning matters related to independence determination, the determination of whether a candidate qualifies as an audit committee financial expert and other proxy disclosure matters, and must satisfactorily complete a background investigation by a third-party firm.

The Nominating/Corporate Governance Committee of the Board is responsible under the company’s Corporate Governance Guidelines for reviewing with the Board, the skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment includes trustees’ qualifications as independent, as well as consideration of skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision and experience, all in the context of an assessment of the perceived needs of the Board at that time.

The Board has delegated to the Nominating/Corporate Governance Committee responsibility for recommending to the Board new trustees for election. Although the Nominating/Corporate Governance Committee does not have and does not believe there is a need for a formal policy concerning diversity, it seeks to ensure that a diversity of different experience and viewpoints are represented on the Board and is also guided by the principles set forth in the Committee’s charter that each trustee should:

•	Be an individual of the highest character and integrity;

•	Have substantial experience which is of particular relevance to Public Storage;

•	Have an understanding of the business environment and industry in which Public Storage operates;

•	Have sufficient time available to devote to board affairs;

•	Represent the best interests of all stakeholders;

•	Have their skill set complement the skill set of the other Public Storage trustees; and

•	Be able to read and understand financial statements.

There are no other policies or guidelines that limit the selection of trustee candidates by the Nominating/Corporate Governance Committee and the Committee and the Board have and exercise broad discretion to select trustee candidates who will best serve the Board and Public Storage in the current and anticipated business environment.

Identifying and Evaluating Nominees for Trustees. The Nominating/Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for trustee. The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Corporate Governance Committee considers various potential candidates for trustee.

Candidates may come to the attention of the Nominating/Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at meetings of the Nominating/Corporate Governance Committee, and may be considered at any point during the year. During late 2009 and early 2010, the Nominating/Corporate Governance Committee and the full Board considered Avedick B. Poladian and Ronald P. Spogli for membership on the Board. Mr. Poladian was recommended for consideration by our chief executive officer and Mr. Spogli was recommended by our chairman. After interviews by the members of the Nominating/Corporate Governance Committee and other trustees, consideration of the ongoing composition of the Board and appropriate due diligence, both candidates were recommended for election to the Board at the February 2010 Board meeting and were appointed to the Board at that time.

As described above, the Nominating/Corporate Governance Committee considers properly submitted shareholder recommendations of candidates for the Board in the same manner as other candidates. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating/Corporate Governance Committee prior to the issuance of the proxy statement for the annual meeting. If any materials are provided by a shareholder in connection with the recommendation of a trustee candidate, such materials are forwarded to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Communications with the Board

The company provides a process by which shareholders and interested parties may communicate with the Board. Communications to the Board should be addressed to: Stephanie Heim, Corporate Secretary, Public Storage, 701 Western Avenue, Glendale, California 91201. Communications that are intended for a specified individual Board member or group of Board members should be addressed c/o Corporate Secretary at the above address and will be forwarded to the Board member(s).

Business Conduct Standards and Code of Ethics

The Board of Trustees has adopted a Trustees’ Code of Ethics for members of the Board and Business Conduct Standards applicable to officers and employees. The Board has also adopted a Code of Ethics for its senior financial officers, including the company’s principal executive officer, principal financial officer and principal accounting officer that has additional requirements for those individuals. The Code of Ethics for senior financial officers covers those persons serving as the company’s principal executive officer, principal financial officer and principal accounting officer, currently Ronald L. Havner, Jr. and John Reyes, respectively.

The Trustees’ Code of Ethics, the Business Conduct Standards, and the Code of Ethics for senior financial officers may be found on the Public Storage website at www.publicstorage.com/Corporateinformation/CorpGovernance.aspx and in print to any shareholder who requests a copy by writing to the Corporate Secretary. Any amendments or waivers to the code of ethics for trustees or executive officers will be disclosed on our website or other appropriate means in accordance with applicable SEC and New York Stock Exchange requirements.

Corporate Governance Guidelines and Trustees’ Code of Ethics

The Board has adopted the Public Storage Corporate Governance Guidelines and Trustees’ Code of Ethics to set forth its guidelines for overall governance practices. These Guidelines can be found on the Public Storage website at www.publicstorage.com/Corporateinformation/CorpGovernance.aspx. Shareholders can request a paper copy of the Guidelines and Code of Ethics by writing to the Corporate Secretary.

PROPOSAL 1

ELECTION OF TRUSTEES

Nominees for Trustee

In accordance with our bylaws, our Board of Trustees currently consists of thirteen trustees who are elected at each annual meeting for terms expiring at the next annual meeting of shareholders or until their successors have been duly elected and qualified, or their earlier death, removal, retirement or resignation. Each of the eleven members of the Board of Trustees elected at the 2009 Annual Meeting is standing for re-election at the 2010 Annual Meeting in addition to the two new trustees elected to the Board in February 2010.

Each of the individuals nominated for election at the 2010 Annual Meeting has been recommended by the Nominating/Corporate Governance Committee of the Board of Trustees and approved by a majority of the independent trustees of Public Storage. We believe that each nominee for election as a trustee will be able to serve if elected. If any nominee is not able to serve, proxies may be voted in favor of the remainder of those nominated and may be voted for substitute nominees, if designated by the Board.

Set forth below is information concerning each of the nominees for trustee:

B. Wayne Hughes, age 76, is Chairman of the Board and has been a member of the Board of Public Storage since its organization in 1980. Mr. Hughes was President and Co-Chief Executive Officer from 1980 until November 1991 when he became Chairman of the Board and sole Chief Executive Officer. Mr. Hughes retired as Chief Executive Officer in November 2002 and remains Chairman of the Board. Mr. Hughes currently operates a horse farm in Kentucky and is engaged in philanthropic activities. Mr. Hughes has been active in the real estate investment field for over 40 years. He is the father of B. Wayne Hughes, Jr., and Tamara Hughes Gustavson, who are also members of the Public Storage Board. The Hughes family together owns more than 17% of the outstanding common shares.

Mr. Hughes is the founder of Public Storage. Mr. Hughes’ qualifications for election to the Public Storage Board include his vast knowledge of and more than 37 years experience with Public Storage and in the self-storage business, which provides valuable insight to the Board with respect to the historical and future direction of the company.

Ronald L. Havner, Jr., age 52, has been the Vice-Chairman, Chief Executive Officer and a member of the Board of Public Storage since November 2002 and President since July 1, 2005. Mr. Havner joined Public Storage in 1986 and held a variety of senior management positions until his appointment as Vice-Chairman and Chief Executive Officer in 2002. Mr. Havner has been Chairman of Public Storage’s affiliate, PS Business Parks, Inc. (PSB), since March 1998 and was Chief Executive Officer of PSB from March 1998 until August 2003. He is also a member of the Board of Governors and the Executive Committee of the National Association of Real Estate Investment Trusts, Inc. (NAREIT) and a member of the NYU REIT Center Board of Advisors. He is also a director of Business Machine Security, Inc. and General Finance Corporation. Within the last five years, Mr. Havner served on the boards of Union BanCal Corporation and its subsidiary, Union Bank of California, and as a director of The Mobile Storage Group and PacVan, Inc.

Mr. Havner has been the Chief Executive Officer of Public Storage since 2002 and has been employed by Public Storage since 1986. His qualifications for the Public Storage Board include his extensive leadership experience and company and industry knowledge. As the only Board member who is also an active member of the Public Storage management team, Mr. Havner provides management’s perspective in Board discussions about the operations and strategic direction of the company.

Dann V. Angeloff, age 74, Chairman of the Nominating/Corporate Governance Committee and a member of the Audit Committee, has been a member of the Board of Public Storage since its organization in 1980. Mr. Angeloff has been President of the Angeloff Company, a corporate financial advisory firm, since 1976. Mr. Angeloff is currently the general partner and owner of a 20% interest in a limited partnership that in 1974 purchased a self-storage facility operated by Public Storage. He is also a director of Electronic Recyclers International. Within the last five years, Mr. Angeloff also served on the boards of Bjurman, Barry Fund, Inc., Nicholas/Applegate Fund, Retirement Capital Group, SoftBrands, Inc. and ReadyPac Foods.

Mr. Angeloff is an original member of the Public Storage Board. His qualifications for election to the Public Storage Board include his investment banking background and knowledge of capital markets, his public company board experience and experience as an owner of a self-storage facility managed by Public Storage. In addition, he is one of the founders of the National Association of Corporate Directors (NACD) and former Chairman and President and currently chairman emeritus of the Southern California NACD Chapter and brings his extensive knowledge of corporate governance practices to the Board and to the Nominating/Corporate Governance Committee of Public Storage, which he chairs.

William C. Baker, age 76, a member of the Nominating/Corporate Governance Committee and a member of the Audit Committee, joined Public Storage’s Board in November 1991. Mr. Baker was Chairman and Chief Executive Officer of Callaway Golf Company from August 2004 until his retirement in August 2005. From August 1998 through April 2000, he was President and Treasurer of Meditrust Operating Company, a real estate investment trust. From April 1996 to December 1998, Mr. Baker was Chief Executive Officer of Santa Anita Companies, which then operated the Santa Anita Racetrack. From April 1993 through May 1995, he was President of Red Robin International, Inc., an operator and franchisor of casual dining restaurants in the United States and Canada. From January 1992 through December 1995, Mr. Baker was Chairman and Chief Executive Officer of Carolina Restaurant Enterprises, Inc., a franchisee of Red Robin International, Inc. From 1991 to 1999, he was Chairman of the Board of Coast Newport Properties, a real estate brokerage company. From 1976 to 1988, Mr. Baker was a principal shareholder and Chairman and Chief Executive Officer of Del Taco, Inc., an operator and franchisor of fast food restaurants in California.

He is currently a director of California Pizza Kitchen and Baker Investments. He is also a director and Chairman of the Executive Committee of Javo Beverage Company, a supplier of coffee, tea and other beverage mixes. Within the last five years, Mr. Baker served on the boards of La Quinta, Inc. and Callaway Golf Company.

Mr. Baker’s qualifications for election to the Public Storage Board include his experience as chief executive officer at public companies, including Meditrust Operating Company, also a REIT, and as a member of the boards and board committees of several public companies. Mr. Baker holds a law degree from the University of Texas. He also brings legal and financial experience to the Board in addition to his executive experience and 18 years experience on the Public Storage Board.

John T. Evans, age 71, a member of the Nominating/Corporate Governance Committee and the Compensation Committee, became a member of the Board of Public Storage in August 2003. Mr. Evans was a partner in the law firm of Osler, Hoskin & Harcourt LLP, Toronto, Canada from April 1993 until his retirement in June 2009 and in the law firm of Blake, Cassels & Graydon LLP, Toronto, Canada from April 1966 to April 1993. Mr. Evans specialized in business law matters, securities, restructurings, mergers and acquisitions and advising on corporate governance. Mr. Evans is a director of Cara Operations Inc., Kubota Metal Corporation, and Toronto East General Hospital. Until August 2003, Mr. Evans was a director of Canadian Mini-Warehouse Properties Ltd., a Canadian corporation owned by B. Wayne Hughes and members of his family.

Mr. Evans’ qualifications for election to the Public Storage Board include his previous experience as a director of a public self-storage company in Canada, as well as his broad-based legal experience in corporate matters, including international transactions. In addition, Mr. Evans’ corporate governance expertise is a great asset for the Public Storage Nominating/Corporate Governance Committee.

Tamara Hughes Gustavson, age 48, joined the Public Storage Board in December of 2008. She was previously employed by Public Storage from 1983 to 2003, serving most recently as Vice President, Administration. During the past five years, Ms. Gustavson has been engaged in charitable and community activities and her business experience has included supervising her personal financial and business investments. She also serves on the Board of Directors of the USC-CHLA Institute for Pediatric Clinical Research. Ms. Gustavson is the daughter of B. Wayne Hughes, Chairman of the Board, and the sister of B. Wayne Hughes, Jr., also a Trustee.

Ms. Hughes Gustavson is the daughter of our founder and is our largest single shareholder and a member of the Hughes family that collectively owns more than 17% of the company’s outstanding common shares. Her qualifications for election to the Public Storage Board include her managerial experience at Public Storage from 1983 to 2003 and her knowledge of the company’s administrative functions in that role, as well as her ongoing investment and charitable board experience.

Uri P. Harkham, age 61, a member of the Compensation Committee, became a member of the Board of Public Storage in March 1993. Mr. Harkham has been the President and Chief Executive Officer of Harkham Industries, which specializes in designing, manufacturing and marketing women’s clothing under its four labels, Harkham, Hype, Jonathan Martin and Johnny Martin, since its organization in 1974. Since 1978, Mr. Harkham has been the Chief Executive Officer of Harkham Family Enterprises, a real estate firm specializing in buying and rebuilding retail and mixed use real estate throughout Southern California.

Mr. Harkham’s qualifications for election to the Public Storage Board include his extensive real estate experience and experience with consumer businesses. He also brings to the Board his leadership experience as the Chief Executive Officer of Harkham Industries and Harkham Family Enterprises, as well as his knowledge of international business operations.

B. Wayne Hughes, Jr., age 50, became a member of the Board of Public Storage in January 1998. He was employed by Public Storage from 1983 to 2002, serving as Vice President—Acquisitions of Public Storage from 1992 to 2002. Mr. Hughes, Jr. is currently Vice President of American Commercial Equities, LLC and its affiliates, companies engaged in the acquisition and operation of commercial properties in California. He is the son of B. Wayne Hughes, Chairman of the Board, and the brother of Tamara Hughes Gustavson, also a Trustee. The Hughes family together owns more than 17% of the outstanding shares of Public Storage.

Mr. Hughes, Jr.’s qualifications for election to the Public Storage include his extensive experience in the real estate industry, including management experience at Public Storage between 1983 and 2003. He continues to play an active role in family real estate investment activities and brings that expertise to Board discussions.

Harvey Lenkin, age 73, a member of the Audit Committee and the Nominating/Corporate Governance Committee, became a member of the Board of Public Storage in 1991. Mr. Lenkin retired as President and Chief Operating Officer of Public Storage in 2005, and was a consultant for Public Storage until July 1, 2006. Mr. Lenkin was employed by Public Storage or its predecessor for 27 years. He has been a director of Public Storage’s affiliate, PS Business Parks, Inc., since March 1998 and was President of PS Business Parks, Inc. from 1990 until March 1998.

Currently, Mr. Lenkin is a member of the Board of Directors and serves on the Audit Committee and Governance Committee of Paladin Realty Income Properties I, Inc., a REIT. In addition, Mr. Lenkin is a member of the Board of Directors of Huntington Hospital, Pasadena, California, where he also serves as Vice Chairman of the Board, Chair of the Building Committee, and a member of the Audit Committee. Mr. Lenkin is also a trustee of Huntington Trust. He was a former member of the Executive Committee of the Board of Governors of NAREIT and a member of the Board of Directors of the Ronald McDonald House Charity of Southern California in 2009.

Mr. Lenkin’s qualifications for election to the Public Storage Board include his service as the company’s President from 1991 to 2005 and his 27 years of experience with Public Storage. Mr. Lenkin brings extensive knowledge of the company and the self-storage industry as well as his current experience as an active member of public and charitable boards, including service on the board of the company’s affiliate, PS Business Parks and the board of another REIT.

Avedick B. Poladian, age 58, has been Executive Vice President and Chief Operating Officer for Lowe Enterprises, Inc., a diversified national real estate company active in commercial, residential and hospitality property investment, management and development since 2007. He was Executive Vice President, Chief Financial Officer and Chief Administrative Officer for Lowe from 2003 to 2006. Mr. Poladian was with Arthur Andersen from 1974 to 2002 and is a certified public accountant (inactive). He is also a director and member of the Audit Committee of Occidental Petroleum Corporation and Western Asset Funds (Western Asset Income Fund, Western Asset Premier Bond Fund and Western Asset Funds, Inc.) and was a director of California Pizza Kitchen from 2004 to 2008. He is also a director of the YMCA of Metropolitan Los Angeles and a former Trustee of Loyola Marymount University.

Mr. Poladian’s qualifications for election to the Public Storage Board include his extensive knowledge of the real estate industry and his executive, operational and financial experience at Lowe Enterprises and previous accounting experience at Arthur Andersen. He also has experience as a director of other public companies.

Gary E. Pruitt, age 60, Chairman of the Audit Committee and a member of the Compensation Committee, became a member of the Board of Public Storage in August 2006 in connection with the merger of Shurgard Storage Centers, Inc. with Public Storage. Mr. Pruitt was previously a director of Shurgard until the company was acquired by Public Storage. He is the Chairman of Univar N.V., a chemical distribution company based in Bellevue, Washington with distribution centers in the United States, Canada and Europe. Mr. Pruitt joined Univar in 1978 and held a variety of senior management positions until his appointment as Chairman and Chief Executive Officer in 2002. Mr. Pruitt retired as CEO of Univar in October 2009. Mr. Pruitt is also a member of the Board of Directors of Itron, Inc., Esterline Technologies Corp. and Premera Blue Cross (a private company).

Mr. Pruitt’s qualifications for election to the Public Storage Board include his leadership and financial experience as chairman and chief executive officer at Univar, as well as his previous experience on the board of Shurgard Storage Centers, Inc., a self-storage REIT. Mr. Pruitt is an audit committee financial expert and serves as the Chairman of the Audit Committee of Public Storage.

Ronald P. Spogli, age 62, co-founded Freeman Spogli & Co., a private investment firm, in 1983 after a career in investment banking with Dean Witter Reynolds where he was a Managing Director responsible for mergers and acquisitions in the western United States. He rejoined the Freeman Spogli & Co. in June 2009 after having served as the United States Ambassador to the Italian Republic and the Republic of San Marino from August 2005 until February 2009. Mr. Spogli graduated Phi Beta Kappa with great distinction in history from Stanford University. He earned his Master’s degree in business administration from Harvard University.

Mr. Spogli’s qualifications for election to the Public Storage Board include his broad-ranging board and executive responsibilities for a variety of companies engaged in consumer businesses in which the firm of Freeman Spogli & Co. has investments. In addition, Mr. Spogli’s experience in government and international relations provides helpful insight in the European countries where Public Storage has investments.

Daniel C. Staton, age 57, Chairman of the Compensation Committee and a member of the Audit Committee, became a member of the Board of Public Storage in March 1999 in connection with the merger of Storage Trust Realty with Public Storage. Mr. Staton was Chairman of the Board of Trustees of Storage Trust Realty from February 1998 until March 1999 and a Trustee of Storage Trust Realty from November 1994 until March 1999. He is Chairman of Staton Capital, an investment and venture capital company and the Co-Chief Executive Officer FriendFinder Networks Inc. (formerly PMGI), a print and electronic media company and Chief Executive Officer of Enterprise Acquisition Corp. since 2007. Mr. Staton was the Chief Operating Officer and Executive Vice President of Duke Realty Investments, Inc. from 1993 to 1997 and a director of Duke Realty Investments, Inc. from 1993 until August 1999.

Mr. Staton’s qualifications for election to the Public Storage Board include his leadership and self-storage industry experience as Chairman of the Board of Storage Trust Realty, a self-storage REIT, and operational and financial experience as co-founder and senior executive at Duke Realty. His managerial experience provides a strong foundation for his role as Chairman of the Public Storage Compensation Committee. He is also an audit committee financial expert and serves as a member of the Audit Committee of Public Storage.

Vote Required and Board Recommendation. The thirteen nominees receiving the greatest number of votes duly cast for their election as trustees will be elected.

Your Board of Trustees recommends that you vote “FOR” the election of each nominee named above.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Trustees has appointed Ernst & Young LLP, as the independent registered public accounting firm for Public Storage for the fiscal year ending December 31, 2010.

Although the Public Storage bylaws do not require that shareholders ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm, Public Storage is asking its shareholders to ratify this appointment because it believes that shareholder ratification of the appointment is a matter of good corporate practice. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP as the independent registered public accounting firm for Public Storage, but may determine to do so. Even if the appointment of Ernst & Young LLP is ratified by the shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of Public Storage and its shareholders.

Representatives of Ernst & Young LLP, the independent registered public accounting firm for Public Storage since its organization in 1980, will be in attendance at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so and to respond to any appropriate shareholder inquiries.

Fees Billed to the company by Ernst & Young LLP for 2009 and 2008

The following table shows the fees billed or expected to be billed to Public Storage by Ernst & Young for audit and other services provided for fiscal 2009 and 2008:

	2009	2008
Audit Fees (a)	$763,000	$925,000
Audit-Related Fees (b)	$34,000	$45,000
Tax Fees (c)	$1,286,000	$879,000
All Other Fees (d)	$2,000	$2,000

Total	$2,085,000	$1,851,000

(a)	Audit fees represent fees for professional services provided in connection with the audits of Public Storage’s annual financial statements and internal control over financial reporting, review of the quarterly financial statements included in Public Storage’s quarterly reports on Form 10-Q and services in connection with the company’s registration statements and securities offerings.
(b)	Audit-related fees represent professional services for auditing Public Storage’s 401(k) plan financial statements.
(c)	During 2009, tax fees included $937,000 for preparation of federal and state income tax returns for Public Storage and its consolidated entities and $349,000 for various tax consulting matters. During 2008, tax fees included $782,000 for preparation of federal and state income tax returns for Public Storage and its consolidated entities and $97,000 for various tax consulting matters.
(d)	All other fees represent subscription fees for an online accounting research database.

Required Vote

Ratification of the appointment of Ernst & Young LLP requires approval by a majority of the votes cast at the meeting. For these purposes, an abstention or broker non-vote will not be treated as a vote cast.

Your Board of Trustees recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Audit Committee Report

The Audit Committee consists of five trustees, each of whom has been determined by the Board to meet the New York Stock Exchange standards for independence and the Securities and Exchange Commission’s requirements for audit committee member independence. The Audit Committee operates under a charter adopted by the Board of Trustees. The Audit Committee’s charter may be found at publicstorage.com/CorporateInformation/corpGov/PSAuditCharter.pdf on the company’s website.

The Audit Committee’s responsibilities include appointing the company’s independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm, and assisting the Board in providing oversight to the company’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete, accurate, and in accordance with generally accepted U.S. accounting principles and applicable laws, rules and regulations. Management is responsible for the company’s financial statements, including the estimates and judgments on which they are based, as well as the company’s internal controls, accounting policies, and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and necessarily relies on the work and assurances of the company’s management and of the company’s independent registered public accounting firm.

In this context, the Audit Committee has met with management and Ernst & Young LLP, the company’s independent registered public accounting firm, and has reviewed and discussed with them the audited consolidated financial statements. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented.

The company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable rules of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. In addition, the Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the company and its affiliates is compatible with the firm’s independence.

During 2009, management documented, tested and evaluated the company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and SEC regulations adopted thereunder. The Audit Committee met with representatives of management, the internal auditors, legal counsel and the independent registered public accounting firm on a regular basis throughout the year to discuss the progress of the process. At the conclusion of this process, the Audit Committee received from management its assessment and report on the effectiveness of the company’s internal controls over financial reporting. In addition, the Audit Committee received from Ernst & Young LLP its attestation report on the company’s internal control over financial reporting. These assessments and reports are as of December 31, 2009. The Audit Committee reviewed and discussed the results of management’s assessment and Ernst & Young’s attestation.

Based on the foregoing and the Audit Committee’s discussions with management and the independent registered public accounting firm, and review of the representations of management and the attestation report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Trustees, and the Board has approved, that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE Gary E. Pruitt (Chairman) Dann V. Angeloff William C. Baker Harvey Lenkin Daniel C. Staton

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our trustees and executive officers, and persons who own more than 10% of any registered class of our equity securities to file with the SEC initial reports of beneficial ownership of Public Storage’s equity securities on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5. The due dates of the reports are established by statute and the rules of the SEC. To our knowledge, based solely on a review of the reports we filed on behalf of our trustees and executive officers and written representations from these individuals that no other reports were required, all Section 16(a) filing requirements applicable to our trustees and executive officers were complied with for fiscal 2009.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the dates indicated with respect to persons known to us to be the beneficial owners of more than 5% of the outstanding common or the depositary shares:

	Common Shares Beneficially Owned
Name and Address	Number of Shares	Percent of Class
B. Wayne Hughes (1)	3,515,722	2.1%
B. Wayne Hughes, Jr. (1)	5,824,287	3.5%
Tamara Hughes Gustavson (1)	19,740,121	11.7%
B. Wayne Hughes, Jr. and Tamara Hughes Gustavson (1)	11,348	—

Total	29,091,478	17.3%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355 (2)	11,025,892	6.5%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022 (3)	10,807,629	6.4%

Cohen & Steers, Inc. 280 Park Avenue, 10th Floor New York, New York 10017 (4)	9,151,479	5.4%

(1)	This information is as of March 16, 2010. B. Wayne Hughes, B. Wayne Hughes, Jr. and Tamara Hughes Gustavson have filed a joint Schedule 13D, as amended most recently on December 16, 2009 to report their collective ownership of common shares and may constitute a “group” within the meaning of section 13(d)(3) of the Securities Exchange Act of 1934, although each of these persons disclaims beneficial ownership of the shares owned by the others. The address for the Hughes family is 701 Western Avenue, Glendale, California 91201.
(2)	This information is as of December 31, 2009 and is based on a Schedule 13G filed on February 5, 2010 by Vanguard Group, Inc. to report that it has sole voting power for 230,248 common shares; sole dispositive power for 10,818,444 common shares and shared dispositive power with respect to 207,448 common shares.
(3)	This information is as of December 31, 2009 and is based on a Schedule 13G filed on February 1, 2010 by BlackRock, Inc. to report that it (including affiliates) has sole voting power and sole dispositive power with respect to 10,807,629 common shares.
(4)	This information is as of December 31, 2009 and is based on a Schedule 13G filed on February 12, 2010 by Cohen & Steers, Inc. to report that it (including affiliates) has sole voting power for 7,454,043 common shares and sole dispositive power for 9,151,479 common shares.

Security Ownership of Management

The following table sets forth information as of March 10, 2010 concerning the beneficial ownership of common shares by each of our trustees, the chief executive officer, the chief financial officer and the other three most highly compensated persons who were executive officers of the company on December 31, 2009 and all trustees and executive officers as a group:

	Common Shares Beneficially Owned
Name	Number of Shares		Percent
B. Wayne Hughes	3,515,722	(1)(6)	2.1%

Ronald L. Havner, Jr.	35,300	(1)(3)
	499,149	(2)

	534,449		*
Dann V. Angeloff	55,600	(1)
	16,665	(2)

	72,265		*
William C. Baker	27,500	(1)
	21,665	(2)

	49,165		*
John T. Evans	1,000	(1)
	18,327	(2)

	19,327		*
Tamara Hughes Gustavson	19,740,121	(1)(6)(7)
	6,666	(2)

	19,746,787		11.7%
Uri P. Harkham	58,829	(1)
	14,165	(2)

	72,994		*
B. Wayne Hughes, Jr.	5,824,287	(1)(5)(6)
	11,665	(2)

	5,835,952		3.5%
Harvey Lenkin	132,587	(1)(4)
	11,665	(2)

	144,252		*
Avedick B. Poladian	—		*

Gary E. Pruitt	1,312	(1)
	37,285	(2)

	38,597		*
Ronald P. Spogli	—		*

Daniel C. Staton	17,750	(1)
	14,165	(2)

	31,915		*
John Reyes	44,625	(1)
	372,500	(2)

	417,125		*
David F. Doll	5,875	(1)
	159,500	(2)

	165,375		*
Mark C. Good	803	(1)
	25,000	(2)

	25,803		*
Candace N. Krol	6,151	(1)
	101,000	(2)

	107,151		*
All trustees and executive officers as a group	29,467,462	(1)(3)(4)(5)(6)(7)(8)
	1,309,417	(2)

(17 persons)	30,776,879		18.3%

* Less than 1%

(1)	Represents common shares beneficially owned as of March 10, 2010. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares. Includes shares credited to the accounts of the executive officers of Public Storage that are held in the 401(k) Plan. Does not include restricted share units described in note (2) to the summary compensation table under “Compensation—Compensation of Executive Officers” unless such units would vest within 60 days of March 10, 2010.
(2)	Represents options exercisable within 60 days of March 10, 2010 to purchase common shares.
(3)	Common shares include 300 common shares held of record or beneficially by Mr. Havner’s son as to which he has investment power.
(4)	Common shares include 1,085 common shares held of record or beneficially by Mr. Lenkin’s spouse as to which she has investment power.
(5)	Common shares include 44,259 common shares held of record or beneficially by Mr. Hughes, Jr.’s spouse or their children as to which she has investment power, 8,005 shares held jointly by Mr. Hughes, Jr. and his spouse as to which they share investment power and 11,348 common shares held jointly by Mr. Hughes, Jr. and Ms. Hughes Gustavson as to which they share investment power.
(6)	Includes 72,180 common shares held by B. Wayne Hughes, 1,200,000 common shares held by B. Wayne Hughes, Jr. and 7,437,970 common shares held by Tamara Hughes Gustavson (including 7,311,205 shares pledged to a family trust) that have been pledged as security.
(7)	Common shares include 37,080 common shares held of record or beneficially by Ms. Gustavson’s spouse and 5,500 shares held by Ms. Gustavson and her spouse. Does not include 11,348 common shares held jointly by Ms. Gustavson and Mr. Hughes, Jr. as to which they share investment power.
(8)	Includes shares held of record or beneficially by members of the immediate family of executive officers of the company and shares represented by units that credited to the accounts of the executive officers of Public Storage that are held in the 401(k) Plan.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

2009 Executive Compensation Highlights

2009 was a challenging year for REITs. Despite the challenging operating environment, Public Storage outperformed its competitors and improved its competitive position.

In February 2009, in a very uncertain economic and business environment, the Compensation Committee met and considered the appropriate targets to incentivize senior management for 2009 performance. After discussion with the Board, and considering the recommendations of the chief executive officer, the Compensation Committee determined that the threshold for payment of any senior executive officer bonuses would be holding any year-over-year decline in the company’s same store revenues, funds from operation (FFO) per share and funds available for distribution (FAD) per share to not more than 5%.

At the end of 2009, we more than satisfied those thresholds. For 2009, same store revenues declined only 3.2% over 2008 and FFO per share by only 2.5% (excluding non-cash charges, which increased 2009 FFO per share by 11% over 2008.) Our 2009 FAD per share increased 3% over 2008. Unlike many competitors in the self-storage business with much higher debt levels who were forced to focus on de-levering and restructuring debt during 2009, our financial position allowed us to focus on our business and we ended 2009 with over $750 million in cash.

In light of the challenges in the business environment during the year, 2009 executive compensation highlights include:

•	all executive officer base salaries for 2009 were frozen at 2008 levels;

•

management held declines in the company’s revenues, FFO and FAD to less than 5%, more than satisfying the thresholds set by the Compensation Committee for payment of executive officer bonuses for 2009 performance;

•

bonuses for executive officers reporting to the chief executive officer ranged from 40% to 136% of target based on the Compensation Committee’s consideration of the recommendations of the chief executive officer, based on his subjective evaluation of whether individual and business unit performance achieved his expectations;

•	the chief executive officer voluntarily reduced his bonus payment to 80% of his target amount because not all of his expectations for the company’s business performance were achieved;

•	all executive officers were awarded stock options vesting over five years to retain and motivate our executive officers to grow long-term shareholder value; and

•

restricted share unit awards were subject to meeting a minimum 2009 target of 2% same store revenue growth. The target was not achieved and therefore no restricted share units were awarded to executive officers for 2009.

2010 Compensation Outlook

We expect the operating environment in 2010 to continue to be challenging although we believe we are well positioned in the self-storage business. Given these expectations, the 2010 outlook for executive officer compensation at Public Storage includes:

•	executive officer base salaries for 2010 continue to be frozen at 2008 levels;

•	bonus target amounts are set at the same level as 2009;

•	the threshold for payment of bonuses is again tied to minimizing declines below targeted levels in same store revenues, FFO per share and FAD per share; and

•	the minimum target to achieve potential awards of restricted share units is 2% same store revenue growth in 2010 over 2009.

Additional details concerning Compensation Committee activities with respect to 2009 compensation and 2010 compensation targets, as well as information about our executive officer compensation policies and practices is provided below.

Overall Executive Compensation Philosophy.

The goals of our executive compensation program are to hire, retain and motivate our senior management to create long-term shareholder value. We pay our senior management a mix of cash compensation and long-term equity compensation we consider appropriate in view of individual and corporate performance, competitive levels, and our objective of aligning individual and shareholder interests to maximize the value of our shareholders’ investment in our securities. In general, our compensation program for executive officers consists of (1) payment of a base salary, (2) short-term incentive opportunities in the form of cash bonuses, and (3) long-term incentive opportunities in the form of equity awards, which typically may include stock option and/or restricted share/unit awards, each of which vests upon continued service.

As discussed in more detail below, because each component of our compensation program is designed to accomplish or reward different objectives, historically and in 2009, the Compensation Committee determined the award of each component separately. Historically and in 2009, the Compensation Committee did not retain or rely on information provided by any third-party compensation consultant in setting compensation levels and awards for our named executive officers.

Our Compensation Committee made all final compensation decisions for the named executive officers for 2009 other than the chief executive officer. The independent members of the Board of Trustees approved and ratified the compensation of our chief executive officer after considering the recommendations of the Compensation Committee and other Board members, including the Chairman of the Board. For more information on the Compensation Committee and its responsibilities, see “Corporate Governance and Board Matters—Compensation Committee” on page 6 above.

Elements of Compensation.

Base Salaries. Base salaries provide a base level of monthly income for our named executive officers. We believe that providing a fixed level of guaranteed cash compensation is important to allow us to attract and retain executives. We establish base salaries at a level so that a significant portion of the total cash compensation such executives can earn is performance-based (through annual and special incentive compensation).

Base salaries are set based on factors, as applicable and as discussed below, that include whether levels are competitive with comparable REITs and/or competitive conditions in the local market, an individual’s performance and responsibilities and the business judgment of the members of the Compensation Committee. The factors considered also include input from Board members, including the Chairman of the Board, with respect to Mr. Havner’s base salary, and the recommendations of Mr. Havner for the other named executive officers. In general, the Compensation Committee reviews base salaries annually for the named executive officers other than the chief executive officer. The independent members of the Board, after considering the recommendations of the Compensation Committee and other Board members, including the Chairman of the Board, have set the base salary of Mr. Havner for three-year periods since 2004.

Bonuses. We historically have paid annual cash bonuses to reward our executive officers, including each of the named executive officers, for the achievement of financial and operational goals and individual performance objectives to enable Public Storage to meet long and short-term goals. The bonus targets typically relate to financial factors, such as growth or, in the current economic recession, stemming declines, in FFO, FAD and the achievement of other corporate, operational and financial goals, including acquisitions and strategic transactions.

For purposes of these targets, FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets and excluding foreign currency gains and losses and one-time transactions. FAD represents FFO, plus (1) impairment charges with respect to real estate assets, (2) the non-cash portion of stock-based compensation expense, (3) noncash allocations to or from preferred equity holders, less capital expenditures to maintaining our facilities and (4) elimination of any gain or loss on foreign exchange.

The Compensation Committee selects these factors as the key financial metrics based on their importance to our senior executive team and investors. The Compensation Committee typically sets a target and maximum for cash bonus payments for each individual executive officer to comply with Section 162(m) of the Internal Revenue Code, as amended. If the performance targets are met, the Compensation Committee must approve a bonus award, but has the discretion to reduce the amount paid below the maximum target bonus amount set for purposes of Section 162(m) of the Internal Revenue Code. The actual bonus amounts are subject to the discretion of the Compensation Committee based on their collective business judgment. The Compensation Committee has the discretion to award bonuses even if the performance targets are not met.

We also may reward the accomplishment of significant transactions with special cash bonuses that may be paid upon successful completion of the transaction, as we did in 2008 for the successful disposition of a 51% interest in our European operations. These bonuses, like the amount of annual bonuses paid, are subject to the discretion of the Compensation Committee.

Equity-Based Compensation. The Compensation Committee believes that our executive officers should have an incentive to improve the company’s performance by having an ongoing stake in the success of our business. The Compensation Committee seeks to create this incentive by granting executive officers various forms of equity in Public Storage to link part of their compensation to increases in Public Storage’s share price and to provide an incentive to continue employment with Public Storage. Equity awards of stock options or restricted share units are long-term incentives designed to reward long-term growth in the price of Public Storage common shares and shareholder value. We believe equity awards help retain and motivate executives because they vest over a period of time and the recipient only potentially realizes value to the extent he or she remains employed by Public Storage over that period.

Stock Options

Stock options have value solely to the extent that the price of our common shares is greater than the exercise price of the option at the time of exercise. Stock options are granted with an exercise price of not less than 100% of the fair market value of our common shares on the date of grant, so that the executive officer may not profit from the option unless the price of our common shares increases. Options also are designed to help us retain executive officers in that options are not exercisable at the time of grant, and achieve their maximum value only if the executive remains in the company’s employ for a period of years.

With respect to option awards to the named executive officers, as discussed in more detail below, the Compensation Committee determines award levels in their discretion, with input from other Board members, including the Chairman of the Board with respect to stock option awards to Mr. Havner, the recommendations of Mr. Havner for the other named executive officers, and consideration of an individual’s responsibilities and performance and equity awards at other REITs of a comparable size and market capitalization.

Restricted Share Units

Restricted share units increase in value as the value of our common shares increases, and vest over time provided that the executive officer remains employed at Public Storage. Accordingly, awards of restricted share units serve the Committee’s objectives of retaining Public Storage executive officers and other employees and motivating them to advance the interests of Public Storage and its shareholders. They also may offer value during difficult market conditions because, unlike stock options, restricted share units retain some value even when the market price declines below the price on the date of grant. This may enhance their retention value at a time when we may most need executive talent. In 2009 and 2010, the Compensation Committee determined at the beginning of the year to award restricted share units only if a targeted level of year-over-year growth in same store revenues is achieved.

Equity Grant Practices

Equity grants to all of our executive officers, including the named executive officers, must be approved by the Board or the Compensation Committee of the Board, which consists entirely of independent trustees. Grants occur only at meetings or upon written actions of the Board or the Compensation Committee (including telephonic meetings) and such grants are made effective as of the date of the meeting, written action or a future date if appropriate (such as in the case of a new hire). Equity awards are not timed in coordination with the release of material non-public information. The exercise price of all options granted is equal to the closing market price of our common shares on the date of grant. Awards are also subject to the terms of the 2007 Equity and Performance-Based Compensation Plan.

Our executive officers may receive stock options, restricted share units or a mix based on the determination of the Compensation Committee in its discretion. The Compensation Committee does not set awards based on a fixed weighting between stock options and restricted share units. In general, the Compensation Committee considers equity awards for executive officers in connection with their annual performance review.

Historically, equity awards to executive officers have vested over an extended period, typically eight years for restricted share unit awards and five years for stock options (three years for the chief executive officer), which the Compensation Committee believes furthers the goals of retention and motivation over the long-term. Unlike the other named executive officers, the chief executive officer’s compensation program has been determined in advance for a three-year period and his options correspondingly vest over three years.

With respect to awards of restricted share units to the named executive officers other than Mr. Havner, the Compensation Committee determines award levels based on recommendations from Mr. Havner, taking into consideration an individual’s responsibilities and performance, as discussed in more detail below. Historically, the Compensation Committee has not awarded restricted share units to Mr. Havner and has instead made equity awards only of stock options with three-year vesting schedules designed to motivate and reward growth in Public Storage’s share price.

Equity awards, including grants of stock options, to employees who are not executive officers, are made by the Equity Awards Committee of the Board, which consists of two trustees appointed by the Board, currently and in 2009, Messrs. Hughes and Havner. The Equity Awards Committee acts after consideration of management recommendations. Grants of stock options to new hires who are not executive officers are generally made by the Equity Awards Committee on a quarterly basis during the last month of the calendar quarter following an individual’s date of hire. Equity grants to other employees may be made at other times during the year, but are not timed in coordination with the release of material non-public information.

Role of Executive Officers. In general, Mr. Havner attends all meetings of the Compensation Committee at which (1) compensation of the other named executive officers is discussed, or (2) company-wide compensation matters, such as consideration of a new equity plan, are discussed. Mr. Havner does not vote on items before the Compensation Committee and as discussed in more detail below, the Compensation Committee and the Board solicit Mr. Havner’s view on the performance of the executive officers reporting to him, including each of the other named executive officers. In general, the Compensation Committee sets the base salaries, bonus and equity compensation for the other named executive officers after consideration of the recommendations prepared by Mr. Havner with respect to the appropriate amounts to reward and incentivize each named executive officer. In addition, the Compensation Committee solicits the views of the Chairman of the Board and other Board members, particularly with respect to compensation of Mr. Havner.

The Compensation Committee met twice during 2009 and once in February of 2010 to consider annual performance awards. Mr. Havner attended both meetings at which compensation matters concerning the named executive officers who reported to Mr. Havner were discussed, but was not present for the portion of the meeting when the Committee discussed its decision to recommend that the Board approve an annual bonus Mr. Havner.

Compensation Surveys. Each component of compensation we pay to our named executive officers—salary, cash bonuses and equity compensation—is based generally on the Compensation Committee’s (and, for Mr. Havner, the independent trustees’, and for each named executive officer other than himself, Mr. Havner’s) subjective assessment of each individual’s role and responsibilities and consideration of market compensation rates. Consideration of market rates is an additional factor reviewed by the Compensation Committee in determining compensation levels; we do not “benchmark” or specifically target certain levels of compensation. For our executive officers, generally, we determine market compensation rates by reviewing public disclosures of compensation paid to senior executive officers by other REITs of comparable size and market capitalization. In 2009, the other comparable REITs that were reviewed were:

•	AMB Property Corporation;

•	Avalon Bay Communities;

•	Boston Properties, Inc.;

•	Equity Residential;

•	Extra Space Storage Inc.;

•	HCP, Inc.;

•	ProLogis;

•	Simon Property Group, Inc.;

•	U-Store-It Trust; and

•	Vornado Realty Trust.

The Compensation Committee also bases its payment of base salary and annual bonuses for named executive officers, other than the chief executive officer, on corporate, business unit and individual performance, based on recommendations from Mr. Havner. In establishing individual bonuses for senior executives, the Compensation Committee may consider growth or, during challenging economic times such as 2009, minimizing declines in the intrinsic business value of the enterprise, FFO, same store revenues and FAD and other financial and corporate objectives, together with the executive officer’s contribution to the company’s growth and profitability, as well as compensation paid to executive officers, including the chief executive officer, at other comparable REITs.

2009 and 2010 Compensation.

Base Salaries.

Base salary of the CEO. In 2008, following the expiration of a three-year compensation program for Mr. Havner, the Compensation Committee undertook a comprehensive evaluation of the appropriate base salary for Mr. Havner. The Compensation Committee considered Mr. Havner’s performance as chief executive officer of Public Storage, his significant accomplishments in growing the company while maintaining substantial liquidity and a conservative balance sheet, and the Board’s strong interest in retaining Mr. Havner as the chief executive officer. The Compensation Committee also considered Mr. Havner’s compensation history, base salaries paid to CEOs at other S&P 500 REITs and the recommendations and input from other board members and particularly the input of the Chairman of the Board, as well as the business judgment of the Compensation Committee members as to the appropriate compensation amounts. The Compensation Committee presented its recommendations to the Board of Trustees during the Board’s executive session in May 2008, which Mr. Havner did not attend.

Following a discussion with the trustees which included a discussion of Mr. Havner’s leadership and significant accomplishments as chief executive officer and the Board’s interest in retaining Mr. Havner as chief executive officer, the independent trustees of the Board, including all the members of the Compensation Committee, set Mr. Havner’s annual base salary at $1 million, effective for the next three years until May 2011, provided his performance continues to be satisfactory to the Board. The amount was an increase, which the committee considered appropriate to retain his services as chief executive officer and his effective leadership and significant accomplishments, including substantial growth in revenues, FFO and FAD and available cash during his tenure as chief executive officer.

Base salaries of the other Named Executive Officers. In February 2009, the Compensation Committee determined not to increase any of the other named executive officer base salaries for 2009 and to hold 2009 base salaries at 2008 levels. The Compensation Committee based this decision on the recommendations of Mr. Havner and the continuing economic and business uncertainty at the beginning of 2009.

In February of 2010, after considering Mr. Havner’s recommendations and the continuing economic and business uncertainty, the Compensation Committee again froze executive officer base salaries for 2010 at the 2008 levels.

Bonuses.

Annual Bonuses for 2009 Performance. In February 2009, reacting to the crisis in the financial markets beginning in late 2008 and continuing into 2009, the Compensation Committee determined to pay executive officer bonuses if each of the company’s 2009 (1) same store revenues, (2) FFO per share and (3) FAD per share did not decline by more than 5% as compared to 2008, after adjusting for currency gains and losses and adjusting 2008 results for the sale of an interest in Shurgard Europe. Core FFO per share is FFO per share as adjusted by these factors. The Compensation Committee did not assign any specific numerical targets or weights to the three performance goals other than maintaining any declines to less than 5% year-over-year. The Compensation Committee also did not establish targets for the amount of declines required in any of the three performance metrics as a condition to earning a particular level of bonus. Target bonuses for 2009 performance were set at 100% of base salary and maximum bonuses were set to comply with Section 162(m) of the Internal Revenue Code, as amended. Upon achievement of the target in each of the three metrics, the Compensation Committee is required to approve a bonus award but has the discretion to reduce the amount paid below the maximum target amount set for purposes of 162(m) of the Internal Revenue Code.

The company’s 2009 same store revenues, core FFO per share and FAD per share exceeded the target. After adjustment for foreign currency gains and losses and the effect of the Shurgard Europe transaction and other unusual items, as compared to 2008, same store revenues declined by 3.2%, FFO per share declined 2.5% and FAD per share increased by 3%. In determining the amount of Mr. Havner’s bonus, the Compensation Committee considered Mr. Havner’s leadership in achieving these results, as well as his contribution to strengthening the company’s balance sheet by causing the company to repurchase some of its outstanding preferred securities and debt at a discount, while maintaining substantial liquidity. At the time Mr. Havner presented his recommendations to the Compensation Committee for bonuses to the other executive officers, Mr. Havner requested that the Committee reduce his bonus from the $1 million target amount to $800,000 because not all of his expectations of the performance of the company and every member of the senior management team had been achieved. The Compensation Committee then considered the matter without Mr. Havner present. At the conclusion of its review and discussion, the Compensation Committee awarded Mr. Havner a bonus for 2009 annual performance of $800,000. The Compensation Committee reviewed its recommendations with the other independent trustees and the independent trustees, including all members of the Compensation Committee, subsequently determined to award Mr. Havner only 80% of his target bonus or $800,000.

The Compensation Committee then also considered the recommendations of Mr. Havner with respect to the appropriate bonuses to be paid to the other named executive officers to reward them for their accomplishments toward achieving the goal of keeping the declines in the company’s 2009 same store revenues, FFO per share and FAD per share as compared to 2008 at less than 5%. Mr. Havner compiled information as to each executive officer’s responsibilities and achievements, including the role of each named executive officer in accomplishing the corporate performance objectives set by the Compensation Committee for the previous year, that Mr. Havner used, together with his subjective assessment of the individual performance of each named executive officer, to recommend to the Compensation Committee the bonus awards for each of the other named executive officers. Mr. Havner’s recommendations were below or above the target bonus amounts, depending on his assessment of each individual’s performance. Based on its review of the company’s performance against the previously established goals and after consideration of the information and recommendations provided by Mr. Havner, the Compensation Committee approved cash bonuses for 2009 performance to Mr. Reyes of $700,000 (117% of target); to Mr. Good of $200,000 (40% of target); to Mr. Doll of $225,000 (64% of target); and to Ms. Krol of $375,000 (136% of target).

Equity Awards.

CEO Equity Awards. In February 2009, the Compensation Committee considered the appropriate equity award for Mr. Havner and considered the input of other Board members, including the Chairman of the Board, and information concerning equity awards at comparable REITs, in addition to the business experience and judgment of the members of the Committee. The Compensation Committee also considered that no equity awards were made to Mr. Havner during 2008. Based on its consideration, the Compensation Committee determined to award only stock options to Mr. Havner and awarded him a stock option to purchase 200,000 common shares with a three-year vesting schedule effective March 2, 2009.

Stock Option awards to other named executive officers. In February 2009, the Compensation Committee also considered appropriate equity awards to named executive officers other than the chief executive officer. In connection with its review, the Compensation Committee considered the recommendations of Mr. Havner and information provided by Mr. Havner concerning equity awards at comparable REITs, the individual performance and responsibilities of each executive officer, and previous equity awards to each other named executive officer. Mr. Havner recommended stock option grants to each of the other named executive officers to align the executive team with the creation of long-term shareholder value. The Compensation Committee awarded stock options to acquire common shares with five-year vesting for 100,000 common shares to Mr. Reyes and 50,000 common shares to each of Mr. Doll, Mr. Good and Ms. Krol. The stock option grants were effective March 2, 2009. In determining the stock option awards to the other named executive officers, the Compensation Committee considered the recommendations of the chief executive officer and also the business experience and judgment of the Compensation Committee members as to the appropriate amounts to incentivize and retain the senior executive team.

In February 2010, after consideration of the recommendations of Mr. Havner, the Compensation Committee determined that no stock option grants would be made for the named executive officers during 2010.

Restricted Share Unit Program. In February 2009, Mr. Havner met with the Compensation Committee to review a proposed incentive program for awards of restricted share units based on achievement of targeted levels of same store revenue growth for 2009. Under the program, the committee established a minimum target restricted share unit award for each executive officer, which would be earned only if the Company achieved same store revenue growth in 2009 of at least 2% over 2008. The target for the other executive officers was determined based on Mr. Havner’s recommendations. Depending on the extent to which same store revenue target met or exceeded the 2% minimum target, restricted share unit awards would range from 50% to 200% of the target restricted share unit award. To achieve 100% of the target award level, 2009 same store revenue growth over 2008 was set at 3% and 200% was set at 4%. If awarded, 20% of the restricted share units would vest on the date of the award and an additional 20% would vest over each of the next four anniversary dates of the award, assuming continued employment with Public Storage through the vesting dates. After discussion, the Compensation Committee approved the program for 2009 and set target awards for the named executive officers other than Mr. Havner, who does not participate in the plan.

The 2009 same store revenue growth minimum target of 2% over 2008 was not achieved, and therefore none of the executive officers earned an award of restricted stock units for 2009. The Compensation Committee has approved a substantially similar restricted share unit program for 2010 based on same store revenue growth in 2010 as compared to 2009. The target awards for achievement of 3% same store revenue growth are: Mr. Reyes, 8,000 restricted share units; Mr. Good, 5,000 restricted share units; Mr. Doll, 5,000 restricted share units; and Ms. Krol, 5,000 restricted share units. As chief executive officer, Mr. Havner does not participate in the program.

2010 Executive Officer Annual Cash Bonus Performance Targets. In February 2010, the Compensation Committee considered corporate performance targets for 2010 annual cash bonuses for Mr. Havner and the other named executive officers. After consultation with other Board members and consideration of the recommendations of Mr. Havner, the Compensation Committee determined that the 2010 performance targets would be based on minimizing declines below targeted levels in 2010 same store revenues and FFO per common share and FAD per common share, as adjusted for extraordinary items including any foreign exchange gains or losses. As was the case for the 2009 corporate performance targets, the Compensation Committee did not assign weights to the achievement of each of the three performance goals. The Compensation Committee did not set other specific quantitative or qualitative individual performance goals for our named executive officers. The Compensation Committee believes the corporate performance goals, while challenging, particularly in light of current economic conditions, are achievable.

The Compensation Committee set target 2010 bonus awards for each such named executive officer as follows: Mr. Havner, $1,000,000; Mr. Reyes, $600,000; Mr. Good, $500,000; Mr. Doll, $350,000; and Ms. Krol, $275,000. As in 2009, the Compensation Committee also set a maximum target for the named executive officers for Section 162(m) purposes. In this regard, the Compensation Committee determined that Messrs. Havner, Doll, Good and Reyes and Ms. Krol would be eligible for a bonus of up to ten times base salary based on achieving the 2010 goals for FFO, revenues and FAD. As a result, the maximum bonus target amount for Section 162(m) purposes for Mr. Havner is $10,000,000; for Mr. Reyes, $6,000,000; for Mr. Good, $5,000,000; for Mr. Doll, $3,500,000; and for Ms. Krol, $2,750,000.

If each of the three performance targets is achieved, the Compensation Committee must approve a bonus award, but has the discretion to reduce the amount paid below the maximum target bonus amount set for purposes of Section 162(m) of the Internal Revenue Code. In each case, the Compensation Committee may exercise, and typically has exercised, negative discretion pursuant to Section 162(m) of the Internal Revenue Code to reduce the amount of the award from the maximum amount. The Compensation Committee also has the discretion to award bonuses even if the company does not achieve the corporate performance targets, although historically it has not done so.

Tax & Accounting Considerations—Code Section 162(m). Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the chief executive officer and three other highest paid employees of a publicly held corporation (other than the chief financial officer). Certain performance-based compensation awarded under a plan approved by shareholders is excluded from that limitation. Awards of stock options and our annual cash incentive awards are designed in general to qualify for deduction as performance-based compensation. However, while the Compensation Committee considers the tax deductibility of compensation, the Compensation Committee has and may approve compensation that does not qualify for deductibility in circumstances it deems appropriate to promote varying corporate goals.

In such instances, the Compensation Committee has also considered that as a result of the company’s REIT status under federal tax law, the potential impact of a nondeductible expense would be possibly to require a future increased distribution to shareholders to avoid paying corporate income tax. While the Compensation Committee also considers the accounting impact of various forms of incentive compensation to understand the impact on the financial statements of various compensation elements, the accounting treatment is generally not the basis for the decision to award a particular form of compensation if the Compensation Committee deems the award the most appropriate incentive to achieve the company’s compensation goals.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Trustees of Public Storage has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of Public Storage for the fiscal year ended December 31, 2009.

THE COMPENSATION COMMITTEE
Daniel C. Staton (Chairman)
John T. Evans Uri P. Harkham
Gary E. Pruitt

Compensation of Executive Officers

The following table sets forth information concerning the compensation earned by or paid during the fiscal year ended December 31, 2009 to the company’s principal executive officer, principal financial officer, and the three next most highly compensated persons, who were executive officers of the company on December 31, 2009 (the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (4)	Total ($)

Ronald L. Havner, Jr. Vice-Chairman, Chief Executive Officer and President	2009	$1,000,000	—	—	$396,000	$800,000	$9,800	$2,205,800
	2008	$952,543	$6,349,000	—	—	$9,651,000	$9,200	$16,961,743
	2007	$865,150	—	—	$582,660	$865,150	$9,000	$2,321,960

John Reyes Senior Vice President and Chief Financial Officer	2009	$600,000	—	—	$198,000	$700,000	$56,963	$1,554,963
	2008	$600,000	$2,500,000	$241,440	$1,835,000	$5,600,000	$84,188	$10,860,628
	2007	$500,000	—	$974,000	$1,477,000	$500,000	$67,000	$3,518,000

David F. Doll Senior Vice President and President, Real Estate Group	2009	$350,000	—	—	$99,000	$225,000	$37,850	$711,850
	2008	$350,000	—	$160,960	$1,101,000	$320,000	$52,925	$1,984,885
	2007	$250,000	—	$487,350	211,000	$250,000	$41,688	$1,240,038

Mark C. Good Senior Vice President and Chief Operating Officer (3)	2009	$500,000	—	—	$99,000	$200,000	$56,427	$855,427
	2008	$157,371	$400,000	$930,100	$443,250	—	$55,929	$1,986,650
	2007	—	—	—	—	—	—	—

Candace N. Krol Senior Vice President, Human Resources	2009	$275,000	—	—	$99,000	$375,000	$33,260	$782,260
	2008	$275,000	—	$160,960	$1,101,000	$275,000	$44,631	$1,856,591
	2007	$250,000	—	$731,025	$422,000	$250,000	$34,013	$1,687,038

(1)	Bonuses shown for 2008 represent awards to Messrs. Havner and Reyes for performance in connection with the successful completion of the disposition of 51% of Shurgard Europe in 2008 and to Mr. Good pursuant to the terms of his employment offer letter agreement.
(2)	Reflects the fair value of such equity awards on the date of grant calculated in accordance with FASB ASC Topic 718.
(3)	Mr. Good was first employed by Public Storage on September 8, 2008.
(4)	All Other Compensation for 2009 consists of (1) Public Storage contributions to each officer’s 401(k) Plan account (3% of the annual cash compensation up to a maximum of $9,800), (2) dividend equivalent payments on unvested restricted share units, and (3) for Mr. Good, reimbursement of taxable relocation expenses of $18,790 and reimbursement of taxes paid on such amounts of $12,012. For 2009, amounts paid are as follows:

Name	Company Contributions To 401(k) Plan	Dividends Paid On Stock Awards	Other	Total
Ronald L. Havner, Jr.	$9,800	—	—	$9,800
John Reyes	$9,800	$47,163	—	$56,963
David F. Doll	$9,800	$28,050	—	$37,850
Mark C. Good	$5,000	$20,625	$30,802	$56,427
Candace N. Krol	$9,800	$23,460	—	$33,260

Employment Agreements

Mark C. Good. In connection with the employment of Mark C. Good as our Senior Vice President and Chief Operating Officer, we entered into an Offer Letter/Employment Agreement dated July 28, 2008 with Mr. Good. The agreement provides in relevant part, that for calendar year 2009, Mr. Good’s bonus potential was set at $500,000, subject to the provisions of the Public Storage bonus plan. Under the Offer Letter, Mr. Good is also entitled to reimbursement for relocation expenses of up to $100,000, subject to any applicable tax withholding.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding 2009 annual incentive bonus awards and equity awards granted to our named executive officers in 2009. All equity grants set forth in this table were made pursuant to the 2007 Plan and non-equity incentive awards were made pursuant to the company’s Performance-Based Compensation Plan.

Name	Approval Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
Ronald L. Havner, Jr.
Annual Incentive	2-25-09	—	—	1,000,000	10,000,000	—		—	—
Stock Options	2-25-09	3-02-09	—	—	—	200,000	(3)	50.30	396,000

John Reyes
Annual Incentive	2-25-09	—	—	600,000	6,000,000	—		—	—
Stock Options	2-25-09	3-02-09	—	—	—	100,000	(4)	50.30	198,000

David F. Doll
Annual Incentive	2-25-09	—	—	350,000	3,500,000	—		—	—
Stock Options	2-25-09	3-02-09	—	—	—	50,000	(4)	50.30	99,000

Mark C. Good
Annual Incentive	2-25-09	—	—	—	—	—		—	—
Stock Options	2-25-09	3-02-09	—	500,000	5,000,000	50,000	(4)	50.30	99,000

Candace N. Krol
Annual Incentive	2-25-08	—	—	275,000	2,750,000	—		—	—
Stock Options	2-25-09	3-02-09	—	—	—	50,000	(4)	50.30	99,000

(1)	Amounts in this column represent the range of possible cash incentive payouts for annual awards pursuant to the Public Storage Performance-Based Compensation Plan.
(2)	Amounts reflect the full grant date fair value of each equity award, as computed in accordance with FASB ASC Topic 718. For stock awards, the number is calculated by multiplying the fair market value of Public Storage common shares on the date of grant by the number of shares awarded. For option awards, the number is calculated by multiplying the Black-Sholes value determined as of the date of grant by the number of options awarded. Stock awards receive dividends as and when and at the same rate paid to all common shareholders of Public Storage.
(3)	Options granted to Mr. Havner become exercisable in three equal installments beginning on the first anniversary of the date of grant.
(4)	Options granted to Messrs. Reyes, Doll, Good and Ms. Krol become exercisable in five equal installments beginning on the first anniversary of the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at December 31, 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Ronald L. Havner, Jr.		—	200,000	50.30	3-2-19	(1)	—	—
		55,333	27,667	81.81	12-8-17	(1)	—	—
		83,000	—	95.18	12-8-16	(1)	—	—
		83,000	—	69.87	12-8-15	(1)	—	—
		166,000	—	56.12	12-8-14	(1)	—	—
		45,150	—	30.10	11-7-12	(1)	—	—

	Total	432,483	227,667				—	—

John Reyes		—	100,000	50.30	3-2-19	(1)	—	—
		50,000	200,000	80.48	2-27-18	(1)	20,125	1,639,181
		35,000	105,000	97.47	3-15-17	(1)	—	—
		30,000	20,000	78.36	3-3-16	(1)	—	—
		100,000	—	47.65	8-5-14	(1)	—	—
		60,000	—	23.0625	12-13-10	(1)	—	—

	Total	275,000	425,500				20,125	1,639,181

David F. Doll		—	50,000	50.30	3-2-19	(1)	—	—
		30,000	120,000	80.48	2-27-18	(1)	12,125	987,581
		5,000	15,000	97.47	3-15-17	(1)	—	—
		24,000	16,000	82.90	3-16-16	(1)	—	—
		40,000	10,000	55.66	2-21-15	(1)	—	—

	Total	99,000	211,000				12,125	987,581

Mark C. Good		—	50,000	50.30	3-2-19	(1)	—	—
		15,000	60,000	93.10	9-8-18	(1)	8,750	712,688

		15,000	110,000				8,750	712,688

Candace N. Krol		—	50,000	50.30	3-2-19	(1)	—	—
		30,000	120,000	80.48	2-27-18	(1)	9,851	802,364
		10,000	30,000	97.47	3-15-17	(1)	—	—
		16,000	8,000	67.97	9-15-15	(1)	—	—

	Total	56,000	208,000				9,851	802,364

(1)	Options were granted ten years prior to the expiration date and vest in three equal annual installments for Mr. Havner and otherwise in five annual installments, beginning one year from the date of grant.
(2)	Restricted share units vest in eight equal annual installments, beginning one year from the date of grant. Vesting dates for each outstanding unvested stock award are as follows:

Expiration Date	Vesting Date(s)
9-5-15	9-5-10
3-3-16	3-3-10; 3-3-11
3-16-16	3-16-10; 3-16-11
3-15-17	3-15-10; 3-15-11; 3-15-12; 3-15-13; 3-15-14
2-27-18	2-27-10; 2-27-11; 2-27-12; 2-27-13; 2-27-14; 2-27-15; 2-27-16
3-2-19	3-2-10; 3-2-11; 3-2-12; 3-2-13; 3-2-14

(3)	Market value assumes a price of $81.45 per share, the closing price for our common shares on the New York Stock Exchange on December 31, 2009.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009

The following table provides information about options exercised by and restricted share unit awards vested for the named executive officers during the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Ronald L. Havner, Jr.	—	—	—	—
John Reyes	—	—	5,625	$342,730
David F. Doll	—	—	3,000	$165,610
Mark C. Good	—	—	1,250	$88,050
Candace N. Krol	—	—	2,162	$133,369

(1)	Value realized calculated by multiplying the number of shares vesting by the closing market price of our common shares on the New York Stock Exchange on the vesting date.

PENSION/NONQUALIFIED DEFERRED COMPENSATION PLANS

We do not maintain qualified or nonqualified pension plans or a deferred compensation plan for our employees generally or the named executive officers specifically.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Upon Termination

Public Storage does not have employment agreements with any named executive officer that provide for future payments upon termination of employment with the company. In addition, we do not have a formal severance or retirement program for payments on termination of employment, whether through voluntary or involuntary termination, other than as specifically set forth in our Performance-Based Compensation Plan, 2001 Plan, 2007 Plan, 401(k) plan or as required by law. These include:

•

any vested stock options following a voluntary termination of employment must be exercised within 30 days following the individual’s last date of employment; all unvested stock options, restricted shares and/or restricted share units are forfeited;

•	amounts contributed under our 401(k) Plan; and

•	accrued and unused vacation pay paid in a lump sum.

Payments Upon Death or Disability

In the event of the death or permanent and total disability of a named executive officer, pursuant to the 2001 Plan and 2007 Plan and in addition to the foregoing:

•

all outstanding unvested stock options and unvested restricted share units held by the officer accelerate and vest as of the date of death and may be exercised during the one-year period following the date of death (but prior to termination of the option);

•

all outstanding unvested options and restricted share units held by the officer continue to vest and are exercisable during the one-year period following the date of such permanent and total disability (but prior to termination of the option); and

•	the officer will receive payments under Public Storage’s life insurance program or disability plan, as applicable.

Payments Upon a Change of Control

Our applicable equity plans provide that upon the occurrence of a “change of control” of Public Storage;

•	all outstanding restricted share units and restricted share grants vest immediately; and

•

all outstanding stock options vest 15 days before consummation of such a change of control and are exercisable during the 15-day period, with such exercise conditioned upon and effective immediately before consummation of the change of control.

A “change of control” is defined in the plans to include generally (a) the dissolution or liquidation of Public Storage or merger in which Public Storage does not survive, (b) the sale of substantially all Public Storage’s assets, or (c) any transaction which results in any person or entity, other than the Hughes Family, owning 50% or more of the combined voting power of all classes of our shares. The foregoing provisions do not apply to the extent (a) provision is made for continuation of the equity plan or substitution of new options, restricted shares and restricted share units, or (b) a majority of our Board of Trustees determines that the “change of control” will not trigger application of the foregoing provisions.

The following table shows the estimated value of the acceleration of equity awards pursuant to the termination events described above assuming the event occurred as of December 31, 2009 and the value of our common shares on December 31, 2009 of $81.45 per share.

Name	Value of vesting of all outstanding options (1)	Value of vesting of all outstanding restricted share units (2)	Total
Ronald L. Havner, Jr.	$13,714,370	—	$13,714,370
John Reyes	$10,395,250	$1,639,181	$12,034,431
David F. Doll	$2,992,500	$987,581	$3,980,081
Mark C. Good	$1,557,500	$712,688	$2,270,188
Candace N. Krol	$2,026,520	$802,364	$2,828,884

(1)	Represents the difference between the exercise price of options held by the executive and the closing price of the company’s common shares on the New York Stock Exchange on December 31, 2009.
(2)	Represents the number of restricted share units multiplied by the closing price of Public Storage common shares on the New York Stock Exchange on December 31, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND LEGAL PROCEEDINGS

Related Party Transaction Approval Policies and Procedures

With respect to transactions involving our trustees, our Trustee Code of Ethics provides for review by the Board of related party transactions that might present a possible conflict of interest. The Nominating/Corporate Governance Committee of the Board reviews related party transactions involving Board members pursuant to the Trustees’ Code of Ethics. Before undertaking a related party transaction, trustees are requested to submit information to the Nominating/ Corporate Governance Committee. The Nominating/Corporate Governance Committee considers the matters submitted to it and makes a recommendation to the Board with respect to any action to be taken. The trustee with an actual, potential or apparent conflict of interest does not participate in the decision-making process related to the transaction.

Our executive officers who are not also trustees are subject to our company-wide Business Conduct Standards (BCS). Under the BCS, executive officers are required to discuss and seek pre-approval of the chief executive officer of any potential conflicts of interest, which includes, among other interests, financial relationships or associations where an executive’s personal interest may conflict with ours. In reviewing a conflict of interest, the chief executive officer may consult with the chief legal officer. In addition, the Audit Committee reviews on an ongoing basis related party transactions involving our executive officers and trustees and our affiliate, PS Business Parks, that may require Board pre-approval under applicable law or may be required to be disclosed in our financial statements.

Relationships and transactions with the Hughes Family

B. Wayne Hughes, Chairman of the Board, and his family (the “Hughes Family”) have ownership interests in, and operate, approximately 52 self-storage facilities in Canada under the name “Public Storage” (“PS Canada”) pursuant to a royalty-free trademark license trademark agreement with Public Storage. We currently do not own any interests in these facilities nor do we own any facilities in Canada. The Hughes Family owns approximately 17.3% of our common shares outstanding at March 16, 2010. We have a right of first refusal to acquire the stock or assets of the corporation that manages the 52 self-storage facilities in Canada, if the Hughes Family or the corporation agrees to sell them. However, we have no interest in the operations of this corporation, we have no right to acquire this stock or assets unless the Hughes Family decides to sell and we receive no benefit from the profits and increases in value of the Canadian self-storage facilities.

Public Storage reinsures risks relating to loss of goods stored by tenants in the self-storage facilities in Canada. During 2009, we received $642,000 in reinsurance premiums attributable to the Canadian facilities. Since our right to provide tenant reinsurance to the Canadian facilities may be qualified, there is no assurance that these premiums will continue.

Public Storage and Mr. Hughes are co-general partners in certain consolidated partnerships and affiliated partnerships of the company that are not consolidated. The Hughes Family owns 47.9% of the voting stock and the company holds 46% of the voting and 100% of the nonvoting stock (representing substantially all the economic interest) of a private REIT. The private REIT owns limited partnership interests in five affiliated partnerships. The Hughes Family also owns limited partnership interests in certain of these partnerships and holds securities in PSB. Public Storage and the Hughes Family receive distributions from these entities in accordance with the terms of the partnership agreements or other organizational documents.

From time to time, Public Storage and the Hughes Family have acquired limited partnership units from limited partners of Public Storage’s consolidated partnerships. In connection with the acquisition in 1998 and 1999 of a total of 638 limited partnership units by Tamara Hughes Gustavson and H-G Family Corp., a company owned by Hughes Family members, Public Storage was granted an option to acquire the limited partnership units acquired at cost, plus expenses. During the fourth quarter of 2008, Public Storage exercised its option to acquire the units at cost for a total purchase price of approximately $239,000. The transaction was approved by the independent members of the Board of Trustees after considering that the value of the units had appreciated significantly since 1998 and 1999 and that the exercise price for Public Storage was substantially below the prices paid to acquire similar limited partner units in third party transactions. The acquisition was effective January 1, 2009.

Management Agreement with PS Business Parks, Inc. (“PSB”)

PSB manages certain of the commercial facilities that we own pursuant to management agreements for a management fee equal to 5% of revenues. Public Storage paid a total of $698,000 in management fees with respect to PSB’s property management services in 2009. At December 31, 2009, we had recorded amounts owed to PSB of $396,000 for management fees and certain other operating expenses related to the managed facilities, paid by PSB on our behalf. These amounts are the result of a time lag between PSB paying such expenditures and being reimbursed by us.

PSB owns certain commercial facilities that include self-storage space. We are managing this self-storage space for PSB for a management fee equal to 6% of revenues generated by the self-storage space. We recorded management fees with respect to these facilities amounting to $50,000 for the year ended December 31, 2009.

Cost Sharing Arrangements with PSB

Pursuant to a cost-sharing and administrative services agreement, PSB reimburses Public Storage for certain administrative services. PSB’s share of these costs totaled approximately $449,706 for the year ended December 31, 2009.

Stor-RE and third party insurance carriers have provided PS Canada, Public Storage, PSB, and other affiliates of Public Storage with liability and casualty insurance coverage until March 31, 2004. PS Canada has a 1.2% interest, and PSB has a 4.4% interest, in Stor-RE. PS Canada and PSB obtained their own liability and casualty insurance covering occurrences after April 1, 2004. For occurrences before April 1, 2004, STOR-Re continues to provide liability and casualty insurance coverage consistent with the relevant agreements.

ANNUAL REPORT ON FORM 10-K

Shareholders may request a free copy of our 2009 Annual Report on Form 10-K, including applicable financial statements and schedules, by sending a written request to:

Public Storage

Attn: Investor Services

701 Western Avenue

Glendale, California 91201-2349

Alternatively, shareholders can access the 2009 Form 10-K and other financial information on Public Storage’s Investor Relations website at: http://www.publicstorage.com.

Public Storage will also furnish any exhibit to the 2009 Form 10-K upon written request and payment of a copying charge of 20 cents per page.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR

CONSIDERATION AT OUR 2011 ANNUAL MEETING

Any proposal that a holder of our shares wishes to submit for inclusion in the Public Storage Proxy Statement for the 2011 Annual Meeting of Shareholders (“2011 Proxy Statement”) pursuant to SEC Rule 14a-8 must be received by Public Storage no later than November 26, 2010. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. In addition, notice of any proposal that a holder of our shares wishes to propose for consideration at the 2011 Annual Meeting of Shareholders, but does not seek to include in the Public Storage 2011 Proxy Statement pursuant to Rule 14a-8, must be delivered to Public Storage no earlier than November 26, 2010 and no later than December 26, 2010 if the proposing holder of our shares wishes for Public Storage to describe the nature of the proposal in its 2011 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to Public Storage in connection with the 2011 Annual Meeting of Shareholders should be addressed to: Secretary, Public Storage, 701Western Avenue, Glendale, California 91201-2349.

You are urged to vote the accompanying proxy/instruction card and sign, date and return it in the enclosed stamped envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

By Order of the Board of Trustees

Stephanie G. Heim, Secretary

Glendale, California

March 26, 2010

DIRECTIONS TO THE PUBLIC STORAGE 2010 ANNUAL MEETING

The Public Storage 2010 Annual Meeting is at the Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California 91202. The Hilton Glendale Hotel is off the 134 freeway and can be reached as follows:

From points north and south via Interstate 5 (I-5):

From the I-5 freeway: exit on the 134 freeway east to the Brand Blvd/Central Avenue exit. Turn left on Central Avenue and proceed to Glenoaks Boulevard. Turn right on Glenoaks Boulevard. The Hilton Glendale Hotel will be on the right-hand side.

From Los Angeles International Airport (LAX):

From LAX: take the 405 freeway north to the 101 freeway south to the 134 freeway east. Exit at Brand Blvd/Central Avenue and turn left on Central Avenue. Proceed to Glenoaks Boulevard and turn right. The Hilton Glendale Hotel will be on the right-hand side.

Note: Meeting attendees who park in the Hilton Glendale Hotel garage will receive validated parking at the annual meeting registration desk to permit them to park in the garage free of charge during the meeting.

PROXY/INSTRUCTION CARD (COMMON SHARES)

PUBLIC STORAGE

701 Western Avenue

Glendale, California 91201-2349

This Proxy/Instruction Card is Solicited on Behalf of the Board of Trustees

The undersigned, a record holder of Common Shares of beneficial interest of Public Storage and/or a participant in the PS 401(k)/Profit Sharing Plan (the “401(k) Plan”), hereby (i) appoints Ronald L. Havner, Jr. and Stephanie G. Heim or each of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the Common Shares held of record by the undersigned on March 10, 2010, at the Annual Meeting of Shareholders to be held on May 6, 2010 (the “Annual Meeting”), and any adjournments thereof, and/or (ii) authorizes and directs the trustee of the 401(k) Plan (the “Trustee”) to vote or execute proxies to vote, as instructed on the reverse side, all the Common Shares credited to the undersigned’s account in the 401(k) Plan on March 10, 2010, at the Annual Meeting and any adjournments thereof. In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.

THE PROXIES AND/OR THE TRUSTEE WILL VOTE ALL THE COMMON SHARES TO WHICH THIS PROXY/INSTRUCTION CARD RELATES, IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON SHARES HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON SHARES FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE AND IN FAVOR OF PROPOSAL 2. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE COMMON SHARES CREDITED TO THE UNDERSIGNED’S ACCOUNT UNDER THE 401(k) PLAN, THE TRUSTEE WILL VOTE SUCH COMMON SHARES FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE AND IN FAVOR OF PROPOSAL 2. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY AND ALL OF THE NOMINEES FOR ELECTION FOR WHICH AUTHORITY TO VOTE HAS NOT BEEN WITHHELD.

The undersigned, as named fiduciary for voting purposes, hereby directs Wells Fargo Bank, N.A. as Trustee for the 401(k) Plan to vote all Common Shares allocated to my account as of March 10, 2010. I understand that I am to mail this confidential voting instruction card to Computershare, acting as tabulation agent, or vote by PHONE OR INTERNET, as described on the reverse side of this card, and that my instructions must be received by Computershare no later than 11:59 p.m., Central Time, on May 3, 2010. If my instructions are not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in accordance with the terms of the 401(k) Plan document.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

☒	Please mark votes as in this example.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY/INSTRUCTION CARD IN THE ENCLOSED ENVELOPE TO PROXY SERVICES C/O COMPUTERSHARE, INVESTOR SERVICES, P.O. BOX 43126, PROVIDENCE, RI 02940-5138.

1.	Election of Trustees.

Nominees: B. Wayne Hughes, Ronald L. Havner, Jr., Dann V. Angeloff, William C. Baker, John T. Evans, Tamara Hughes Gustavson, Uri P. Harkham, B. Wayne Hughes, Jr., Harvey Lenkin, Avedick B. Poladian, Gary E. Pruitt, Ronald P. Spogli and Daniel C. Staton.

☐	FOR ALL NOMINEES	☐	WITHHOLD FROM ALL NOMINEES

☐
For all nominees except as noted above

2.	Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Other matters: In their discretion, the Proxies and/or the Trustees are authorized to vote upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 26, 2010.

Please sign exactly as your name appears. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign.

Signature:	Signature:	Date: